Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 13, 2004, by and among PROTECTIVE UNDERWRITING SERVICES, INC., a Delaware corporation (“Purchaser”), ARCH CAPITAL HOLDINGS LTD., a Bermuda company (“Seller”), and ARCH CAPITAL GROUP LTD., a Bermuda company (“Arch Parent”).

WHEREAS, on the date hereof, Seller is the owner of 3,318.72 shares of common stock (the “AIIHC Common Shares”) of American Independent Insurance Holding Company, Inc., a Pennsylvania corporation (“AIIHC”), representing all of the issued and outstanding shares of common stock of AIIHC, and Arch Reinsurance Company, a Nebraska corporation and an indirect, wholly owned subsidiary of Arch Parent (“ARC”), is the owner of 3,500 shares of Series A Preferred stock (the “AIIHC Preferred Shares”) of AIIHC, representing all of the issued and outstanding shares of preferred stock of AIIHC;

WHEREAS, on the date hereof, AIIHC is the owner of all of the issued and outstanding common stock of (i) American Independent Services Company, Inc., a Pennsylvania corporation (“American Independent Services”), and (ii) American Independent Insurance Company, a Pennsylvania corporation (“American Independent Insurance”);

WHEREAS, on the date hereof, Arch Reinsurance Ltd., a Bermuda company and an indirect, wholly owned subsidiary of Arch Parent (“ARL”), is the owner of all of the issued and outstanding shares of capital stock of (i) The Personal Service Insurance Co., an Ohio corporation (“PSIC”), and (ii) Anson B. Smith & Co., an Ohio corporation (“Anson”);

WHEREAS, immediately prior to the Closing (as hereinafter defined), (i) Arch Parent will cause ARL to contribute all of the outstanding capital stock of PSIC and Anson and $3,500,000 to Seller and, in turn, Seller will contribute all of such capital stock of PSIC and Anson and $3,500,000 to AIIHC, on the terms and subject to the conditions set forth in this Agreement (collectively, the “Contributions”); and (ii) Seller will cause AIIHC to redeem the AIIHC Preferred Shares for a redemption price equal to $3,500,000 as provided in the applicable Statement with Respect to Shares as to Designations, Powers, Preferences and Rights of the Series A Preferred Stock of AIIHC (the “Redemption”); and

WHEREAS, at Closing, the parties desire that Seller will sell the AIIHC Common Shares, representing all of the outstanding capital stock of AIIHC, to Purchaser for a purchase price of $46,000,000, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF AIIHC COMMON SHARES

SECTION 1.01                    Sale of AIIHC Common Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser all of the

AIIHC Common Shares, and Purchaser shall purchase from Seller all of the AIIHC Common Shares, for the Purchase Price (as hereinafter defined) specified in Section 1.02.

SECTION 1.02                    Purchase Price.  The purchase price for the AIIHC Common Shares (the “Purchase Price”) shall consist of $46,000,000 in cash to Seller.

SECTION 1.03                    Payment of the Purchase Price.  At the Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds pursuant to written instructions provided by Seller to Purchaser at least two (2) business days prior to the Closing Date.

SECTION 1.04                    Delivery of the Shares.  Seller shall deliver to Purchaser at the Closing certificates representing the AIIHC Common Shares, each duly endorsed or accompanied by a duly executed stock power, in appropriate form and sufficient to transfer the AIIHC Common Shares to Purchaser (with, if applicable, all appropriate stock transfer tax stamps affixed), free and clear of all liens, claims, options, encumbrances or restrictions whatsoever (collectively, “Liens”), other than Liens arising pursuant to applicable federal and state securities laws.

SECTION 1.05                    Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the AIIHC Common Shares (the “Closing”) shall take place at the offices of Arch Capital Services Inc., 20 Horseneck Lane, Greenwich, Connecticut  06830, on the date which is twelve (12) business days after the date of the satisfaction or waiver of the last of the conditions to Closing set forth in Article VIII and Article IX hereof, or at such other location and on such other date as the parties may mutually agree.  The date on which the Closing shall occur is sometimes referred to herein as the “Closing Date.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ARCH PARENT AND SELLER

Each of Arch Parent and Seller hereby jointly and severally represents and warrants to Purchaser as follows:

SECTION 2.01                    Corporate Organization; Subsidiaries.

(a)                                  Each of Arch Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.  Copies of the organizational documents of each of Arch Parent and Seller, with all amendments thereto to the date such documents are delivered hereby, will be delivered to Purchaser or its representatives prior to the Due Diligence End Date, and such copies will be accurate and complete as of the date thereof.

(b)                                 AIIHC and each Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Copies of the Certificate of Incorporation or Articles of Incorporation, as applicable, and By-Laws of AIIHC and each Subsidiary, with all amendments thereto to the date such documents are furnished hereby, will be furnished to Purchaser or its representatives prior to the Due Diligence End Date, and such copies will be accurate and complete as of the date thereof.

SECTION 2.02                    Qualification to Do Business.  AIIHC and each Subsidiary has the requisite corporate power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except any such jurisdiction where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.02(a) below).

SECTION 2.03                    Authorization and Validity of Agreement.  Each of Arch Parent and Seller has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance of Arch Parent’s and Seller’s obligations hereunder have been duly authorized and approved by all necessary corporate action of Arch Parent and Seller, except for the approval, if necessary, of the Boards of Directors of Seller and Arch Parent as described in Section 7.01(g), and subject to the receipt of regulatory approvals described on Schedule 2.06, no other proceedings on the part or in respect of Arch Parent or Seller is necessary to authorize such execution, delivery and performance or the consummation of the transactions contemplated hereby.  Except for the need to obtain approval, if necessary, of the Boards of Directors of Seller and Arch Parent as described above, this Agreement has been duly executed by Arch Parent and Seller and constitutes a valid and binding obligation of each of Arch Parent and Seller, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.  At the Closing, no further approval or authority of the shareholders or of the Boards of Directors of Arch Parent or Seller will be required for the consummation by Seller of the transactions contemplated by this Agreement.

SECTION 2.04                    Capitalization.

(a)                                  The capitalization of AIIHC and the Subsidiaries is as follows:

(i)   The authorized capital stock of AIIHC consists of 20,000,000 shares of common stock of AIIHC and 5,000,000 shares of preferred stock of AIIHC.  The AIIHC Common Shares are outstanding, all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by Seller, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The AIIHC Preferred Shares are outstanding, all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by ARC, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The AIIHC Common Shares and AIIHC Preferred Shares constitute, and as of the Closing the AIIHC Common Shares will constitute, all of the issued and outstanding capital stock or other equity interests or equity securities of AIIHC.

(ii)  The authorized capital stock of PSIC consists of 20,000 shares of common stock of PSIC.  There are 20,000 shares of PSIC Common Stock (the “PSIC Shares”)

outstanding, all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by ARL, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  After the Contributions, all of the PSIC Shares will be owned, beneficially and of record, by AIIHC, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The PSIC Shares constitute all of the issued and outstanding capital stock or other equity interests or equity securities of PSIC.

(iii)  The authorized capital stock of Anson consists of 10,000 shares of common stock of Anson.  There are 4,344 shares (the “Anson Shares”) of Anson common stock outstanding, all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by ARL, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  After the Contributions, all of the Anson Shares will be owned, beneficially and of record, by AIIHC, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The Anson Shares constitute all of the issued and outstanding capital stock or other equity interests or equity securities of Anson.

(iv)  The authorized capital stock of American Independent Services consists of 1,000 shares of common stock.  There are 100 shares of American Independent Services common stock  (the “American Independent Services Shares”) outstanding, all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by AIIHC, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The American Independent Services Shares constitute all of the issued and outstanding shares of capital stock or other equity interests or equity securities of American Independent Services.

(v)  The authorized capital stock of American Independent Insurance consists of 20,000 shares of common stock.  There are 12,144 shares of American Independent Insurance common stock outstanding  (the “American Independent Insurance Shares”), all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by AIIHC, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The American Independent Insurance Shares constitute all of the issued and outstanding shares of capital stock or other equity interests or equity securities of American Independent Insurance.

(vi)  The authorized capital stock of C&L Insurance Agency, Inc., a Pennsylvania corporation (“C&L”), consists of 1,000 shares of common stock.  There are 100 shares of C&L common stock (the “C&L Shares”) outstanding, all of which are validly issued, fully paid, nonassessable and free of any preemptive rights, and owned, beneficially and of record, by American Independent Services, free and clear of all Liens, except for such Liens arising pursuant to applicable federal and state securities laws.  The C&L Shares constitute all of the issued and outstanding shares of capital stock or other equity interests or equity securities of C&L.

(vii)  PSIC, Anson, American Independent Services, American Independent Insurance and C&L are sometimes referred to herein collectively as the

“Subsidiaries”, and each individually as a “Subsidiary”.  The PSIC Shares, Anson Shares, American Independent Services Shares, American Independent Insurance Shares and C&L Shares are sometimes referred to herein collectively as the “Subsidiary Shares.”

(b)                                 Neither AIIHC nor any Subsidiary has any outstanding subscriptions, warrants, convertible securities, obligations, options or rights entitling any person to acquire shares of capital stock or other equity interests or equity securities of AIIHC or any such Subsidiary, or any outstanding securities, options, warrants, rights or other instruments convertible into shares of capital stock or other equity interests or equity securities of AIIHC or any such Subsidiary.

(c)                                  Except as disclosed on Schedule 2.04(c) hereto, and except for the equity interests in the Subsidiaries, neither AIIHC nor any of the Subsidiaries, directly or indirectly, owns an equity interest in any other entity, or has any contractual or other commitment to make any investment in any entity, except for investments made in the ordinary course of business and in accordance with the respective investment policies of AIIHC and the Subsidiaries in effect on the date hereof.

SECTION 2.05                    Non-Contravention.  Except as disclosed on Schedule 2.05 hereto, the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not (i) result in a breach of any of the terms of, or constitute a violation of or default under, the organizational documents of Arch Parent or Seller, (ii) result in a breach of any of the terms of, or constitute a violation of or default under, result in any modification of, accelerate or permit the acceleration of the performance required by, or otherwise give any other contracting party the right to terminate any contract, indenture or other instrument or agreement by which Arch Parent, Seller, AIIHC or any of the Subsidiaries, or any of their respective assets are subject or bound, (iii) result in the creation of a Lien on the AIIHC Common Shares, the AIIHC Preferred Shares or the Subsidiary Shares, except for such Liens arising pursuant to applicable federal and state securities laws, (iv) result in the creation of a Lien on any of the assets of AIIHC or any of the Subsidiaries, (v) result in the breach of the terms and conditions or cause an impairment of any license or government authorization of AIIHC or any Subsidiary or (vi) violate any statute, law or regulation of any jurisdiction or order, judgment, injunction, award or decree of any court or government of competent jurisdiction by which Arch Parent, Seller, AIIHC or any of the Subsidiaries are bound; except in the case of clause (ii) through (vi) above for such breaches, violations, defaults or creation of Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 2.06                    Consents.  Except for the filings with the insurance departments in Delaware, Indiana, Maryland, Ohio and Pennsylvania and as disclosed on Schedule 2.06 hereto, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other tribunal, governmental agency or any other person, nor under any contract, indenture, mortgage, lease, license or other agreement or instrument to which Arch Parent or Seller or any of their respective subsidiaries is a party or by which Arch Parent or Seller or any of their respective subsidiaries, or any of their respective assets, is subject or bound, is required by or with respect to Arch Parent, Seller, AIIHC or any of the Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 2.07                    Financial Statements.

(a)                                  Seller will deliver to Purchaser prior to the Due Diligence End Date (i) the financial statements of (A) AIIHC and its Subsidiaries on the date hereof (consisting of American Independent Insurance, American Independent Services and C&L) on a consolidated basis, (B) American Independent Insurance and (C) PSIC and Anson, on a combined basis and (D) PSIC, and, in the case of American Independent Insurance and PSIC, related schedules and notes for the fiscal years ended December 31, 2003 (the “2003 Annual Financial Statements”) and December 31, 2002 (the “2002 Annual Financial Statements”) (except financial statements for the year ended December 31, 2002 for Anson, which are not available) (the 2002 Annual Financial Statements together with the 2003 Annual Financial Statements are referred to as the “Annual Financial Statements”), and (ii) the financial statements of (A) AIIHC and such Subsidiaries on a consolidated basis, (B) PSIC and Anson, on a combined basis, (C) American Independent Insurance and (D) PSIC and, in the case of American Independent Insurance and PSIC, related schedules and notes for the period ended March 31, 2004 (collectively, the “Quarterly Financial Statements”).  The Annual Financial Statements and the Quarterly Financial Statements are hereinafter referred to collectively as the “Financial Statements.”

(b)                                 Each of the Financial Statements presents fairly in all material respects the financial position of (i) AIIHC and such Subsidiaries, (ii) PSIC and Anson, (iii) American Independent Insurance and (iv) PSIC, as applicable, as of its respective date and the results of the operations of AIIHC and such Subsidiaries, on a consolidated basis, PSIC and Anson, on a combined basis, American Independent Insurance and PSIC, as applicable, as of the respective dates and for the periods indicated therein.  The Financial Statements for (i) AIIHC and such Subsidiaries, on a consolidated basis, and (ii) PSIC and Anson, on a combined basis, have been prepared in accordance with generally accepting accounting principles as in effect in the United States (“GAAP”), consistently applied (and with respect to the Quarterly Financial Statements, subject to the lack of year-end adjustments which are not material in the aggregate and, with respect to all Financial Statements, the absence of footnotes thereto).  The Financial Statements for PSIC and American Independent Insurance, as applicable, have been prepared in accordance with statutory accounting practices as prescribed or permitted by the National Association of Insurance Commissioners (“SAP”), consistently applied throughout the periods involved.  The Financial Statements of PSIC and American Independent Insurance have been prepared in conformity with accounting principles and practices prescribed or permitted by the Insurance Department of the State of Ohio or the Insurance Department of the Commonwealth of Pennsylvania, as applicable, consistently applied throughout all periods.  Except as disclosed in Schedule 2.07, no material deficiency has been asserted with respect to the Financial Statements of PSIC or American Independent Insurance by the applicable insurance regulatory body.  The statutory balance sheets and income statements included in the 2002 Annual Financial Statements prepared in accordance with SAP have been audited by PricewaterhouseCoopers LLP, and the Seller will make available to the Purchaser true and complete copies of all audit opinions related thereto prior to the Due Diligence End Date.

(c)                                  Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of Seller, AIIHC or the Subsidiaries, no claim or assessment is pending or threatened against PSIC or American Independent Insurance by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 2.08                    Contracts and Contract Parties.  Schedule 2.08 sets forth a list of:  (a) all employment, severance, change-in-control, agency (other than insurance agency), consultation, or representation contract or contracts of any type (including, without limitation, loans or advances) with any present member of senior management, officer, director, trustee, agent (other than an insurance agent), consultant or other similar representative of AIIHC or any of the Subsidiaries; (b) all contracts with any person or entity containing any provision or covenant (i) limiting the ability of AIIHC or any of the Subsidiaries to (x) sell any products or services, (y) engage in any line of business or (z) compete with or obtain products or services from any person or entity or (ii) limiting the ability of any person or entity to compete with or to provide products or services to AIIHC or any of the Subsidiaries; (c)  all licenses or other contracts included in the Intellectual Property (as hereinafter defined); (d) each lease, sublease or capital lease of real property, equipment or automobiles to which AIIHC or any of the Subsidiaries is a party or by which AIIHC or any of the Subsidiaries is bound; (e) each contract or arrangement relating to indebtedness or otherwise related to the borrowing of money by or extension of credit to AIIHC or any of the Subsidiaries or the imposition of any Liens on any of the assets of AIIHC or any of the Subsidiaries, to which AIIHC or any of the Subsidiaries is a party, or relating to the direct or indirect guarantee by AIIHC or any of the Subsidiaries of any liability; (f) all contracts (other than Contracts (as hereinafter defined) of insurance entered into in the ordinary course of business) pursuant to which AIIHC or any of the Subsidiaries has agreed to indemnify or hold harmless any person or entity (other than indemnifications or hold harmless covenants in the ordinary course of business consistent with past practice); (g) all contracts or arrangements (including, without limitation, those relating to allocations of expenses, personnel, services or facilities) between Seller or any of its Affiliates, on the one hand, and AIIHC or any of the Subsidiaries, on the other hand; (h) all service contracts relating to insurance-related activities of AIIHC or any of the Subsidiaries; (i) the specimen form insurance agent contract of any Subsidiary and any insurance agent contract having terms different in any material respect than the terms contained in such specimen form agent contract; (j) each other contract to which AIIHC or any of the Subsidiaries is a party under which AIIHC or any of the Subsidiaries’ aggregate revenues or aggregate expenses exceeded $250,000 for the period from January 1, 2003 through December 31, 2003; (k) all contracts relating to future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or acquisition of any interest in any business enterprise, and all contracts relating to future disposition of a material portion of the assets of AIIHC or any Subsidiary other than, in each case, any assets to be acquired or disposed of in the ordinary course of business; (l) all outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of AIIHC or any Subsidiary, other than in the ordinary course of business and (m) any commitments or obligations to enter into any of the foregoing (such contracts and arrangements being hereinafter referred to collectively as the “Contracts”).  Except for the Third Party Agreement (as defined in Section 2.29 hereof), true and complete copies of the Contracts which are in writing, and written summaries of oral Contracts, shall be made available to Purchaser prior to the Due Diligence End Date (as hereinafter defined).  Except as set forth in Schedule 2.08, all Contracts are in full force and effect and constitute the legal, valid and binding obligations of AIIHC or any of the Subsidiaries, which is a party thereto, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.  Neither AIIHC, nor any of the Subsidiaries has received from any other party to such Contract any written notice of termination or intention to terminate or not to honor the terms of such Contract, or to the knowledge of the Seller, AIIHC or the Subsidiaries, any oral notice of termination or intention to terminate or not to honor the terms of such Contract.  Neither AIIHC nor any of the Subsidiaries, nor, to the knowledge of Seller, AIIHC or the Subsidiaries, any other party to any Contract, is in violation or breach of or default in any material respect under any such Contract.

SECTION 2.09                    Employee Benefit Plans.

(a)                                  Schedule 2.09(a) sets forth a complete and correct list of each collective bargaining agreement and each employment, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement, bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase or other employee benefit policy, plan, program, agreement or arrangement, including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by AIIHC or any of the Subsidiaries or maintained by any other person or entity which is deemed a single employer with AIIHC or any of the Subsidiaries pursuant to Section 4001(b) of ERISA for the benefit of current or former employees of AIIHC or any of the Subsidiaries (collectively referred to as the “Company Plans”).

(b)                                 The Company Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Internal Revenue Code of 1986, as amended (including rules and regulations thereunder) (the “Code”), and other applicable laws and regulations.

(c)                                  True, correct and complete copies of the following documents, with respect to each of the Company Plans, shall be delivered or made available to Purchaser by Seller prior to the Due Diligence End Date, if applicable: (i) all plans and related trust documents, and amendments thereto; (ii) the two most recent Forms 5500, actuarial reports and financial statements; (iii) the most recent Internal Revenue Service (“IRS”) determination letter; (iv) summary plan descriptions; and (v) material written communications of general application to employees or other participants relating to the Company Plans.

(d)                                 No Company Plan is subject to Title IV of ERISA or Section 412 of the Code.  AIIHC and each Subsidiary do not have and have not had any obligation or liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code.  No Company Plan is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), and neither AIIHC nor any Subsidiaries have incurred any liability resulting from a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full.

(e)                                  Each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding such qualification and, to the knowledge of Seller, AIIHC and the Subsidiaries, nothing has occurred with respect to the operation of any such Company Plan that would cause the revocation of such determination letter.

(f)                                    Except as disclosed in Schedule 2.09(g) hereto, no Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured) beyond retirement or other termination of service, except as may be required by Section 4980B of the Code or at the sole expense of the participant or the participant’s beneficiary.  With respect to each of the Company Plans, the provisions of Section 4980B(f) of the Code, Sections 601-609 of ERISA and the provisions of any other similar local law have been complied with in all material respects.

(g)                                 Except as disclosed in Schedule 2.09(g) hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of AIIHC or the Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, officer or director, or (iii) cause any change in benefits provided under any Company Plan.

(h)                                 With respect to each Company Plan that is funded wholly or partially through an insurance policy, neither AIIHC nor the Subsidiaries have any liability under any such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(i)                                     There are no pending or, to the knowledge of the Seller, AIIHC or the Subsidiaries, threatened claims by or on behalf of any of the Company Plans, by any participant or beneficiary covered under any such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits).

(j)                                     No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Company Plan have been made to employees, officers, directors or agents (or any of their representatives or beneficiaries) of AIIHC or the Subsidiaries which are not in accordance with the terms and conditions of the Company Plans.

(k)                                  No leased employee (within the meaning of Section 414(n) of the Code) performs (or during the preceding three (3) years performed) services for AIIHC or any Subsidiary.  AIIHC and the Subsidiaries have at all times been in compliance in all material respects with applicable laws regarding the classification of employees and independent contractors.

SECTION 2.10                    Taxes.  Except as set forth in Schedule 2.10:

(a)                                  All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date by or with respect to AIIHC and each Subsidiary, including any consolidated, unitary, affiliated or combined Tax Return of which AIIHC or any Subsidiary is or was a member, have been or will be timely filed (taking into account permitted extensions) with the appropriate taxing authorities, and such Tax Returns are or will be true, correct and complete in all material respects.

(b)                                 All Taxes (hereinafter defined), whether or not reflected in Tax Returns as filed, due and payable by AIIHC or any Subsidiary on or prior to the Closing Date have been timely and fully paid.  All Taxes that AIIHC or any Subsidiary is or was required by applicable law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority, or other person.  There is no waiver or tolling of any statute of limitations in effect with respect to the payment of any Taxes, or the filing of any Tax Returns.  Neither AIIHC nor any Subsidiary has agreed to, nor has there been agreed to on behalf of AIIHC or any Subsidiary, any extension of time within which to file any Tax Return which has not since been filed.

(c)                                  There are no Liens for Taxes upon any assets of AIIHC or any Subsidiary, except liens for Taxes not yet due and payable.

(d)                                 None of AIIHC or any of the Subsidiaries is or ever has been a member of an “affiliated group” within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return.  Neither AIIHC nor any Subsidiary has any liability for Taxes of any person (i) under Treasury Regulation section 1.1502-6 (or any similar provision under state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e)                                  None of AIIHC or any of the Subsidiaries is a party to or bound by any affiliated group consolidated return tax allocation agreement, tax sharing agreement, tax indemnification agreement or any similar arrangement or agreement.

(f)                                    Prior to the respective acquisitions of AIIHC and the Subsidiaries by Arch Parent (or its Affiliates), to the knowledge of Arch Parent, Seller, AIIHC or the Subsidiaries, no written claim has been made by an authority in a jurisdiction where AIIHC or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or is required to file a Tax Return in, that jurisdiction; subsequent to such respective acquisitions, no written claim has been made by an authority in a jurisdiction where AIIHC or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or is required to file a Tax Return in, that jurisdiction.

(g)                                 AIIHC and each Subsidiary have made adequate provisions on their financial statements for the payment of all Taxes not yet due and payable.

(h)                                 No deficiencies for Taxes of AIIHC or any of the Subsidiaries have been claimed, proposed or assessed in writing by any taxing or governmental authority.  There are no pending or, to the knowledge of Seller, AIIHC or the Subsidiaries, threatened audits, examinations, investigations or proceedings in respect of Taxes or Tax Returns of AIIHC or any of the Subsidiaries.  Seller will deliver or make available to Purchaser correct and complete copies of all U.S. federal income Tax Returns and examination reports to the extent they pertain to AIIHC and the Subsidiaries for open Tax years or periods prior to the Due Diligence End

Date.  Schedule 2.10(h) lists all state and foreign Tax Returns filed with respect to AIIHC and any of the Subsidiaries for taxable periods ended after December 31, 2001.

(i)                                     None of AIIHC or any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code  (or any comparable provision of state, local or foreign law) by reason of a voluntary change in method of accounting, and no taxing authority has proposed in writing any such adjustment or change in method of accounting.

(j)                                     Neither AIIHC nor any Subsidiary is a party to any agreement, contract or arrangement that would result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of state, local or foreign law).

(k)                                  Each of AIIHC and any Subsidiary taxed pursuant to Sections 831 through 848 of the Code has complied, in all material respects, with the rules and regulations promulgated thereunder in computing its Taxes and preparing its Tax Returns, including, for the years applicable, Treasury Regulation Section 1.832-4, and to the extent compliance with such authority required AIIHC or any Subsidiary to change its method of determining premiums earned, such company followed the automatic change in accounting provisions of Revenue Procedure 99-49 in the first taxable year beginning after December 31, 1999.

(l)                                     Neither AIIHC nor any of the Subsidiaries is a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code nor has been a USRPHC at any time during the 5-year period ending on the Closing Date.

(m)                               As used in this Agreement, “Taxes” (or “Tax” as the context may require) means all taxes, charges, fees, levies, or other like assessments, including, without limitation, income, gross receipts, surplus lines, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, unemployment insurance, social security, and franchise taxes imposed by any governmental authority; and shall include any interest, fines, penalties, assessments or additions to tax thereon.

(n)                                 As used in this Agreement, “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 2.11                    Litigation; Third Party Claims.  Except as disclosed in Schedule 2.11(a), there is no litigation, investigation, proceeding or other claim pending or, to the knowledge of Seller, AIIHC or the Subsidiaries, threatened involving AIIHC or any of its assets or any Subsidiary or any of its assets other than ordinary course coverage disputes under the insurance policies of American Independent Insurance and PSIC.  Except as disclosed in Schedule 2.11(b), none of AIIHC or any of the Subsidiaries is subject to any outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal.  There is no litigation, investigation or proceeding pending or, to the knowledge of Arch Parent, Seller, AIIHC or the Subsidiaries, threatened involving Arch Parent, Seller, AIIHC or any Subsidiary that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

SECTION 2.12                    Conduct of Business and Absence of Changes.  Except as disclosed in Schedule 2.12, since December 31, 2003, AIIHC and each Subsidiary has conducted the business in which it is engaged (collectively, the “Business”) only in the regular and ordinary course and has not (a) undergone, and no event or events have occurred which, individually or in the aggregate, are reasonably likely to result in, a Material Adverse Change (as hereinafter defined) in its condition (financial or otherwise), assets, liabilities, business or operations, (b) incurred any indebtedness for borrowed money other than trade payables in the ordinary course of business or issued or sold any debt securities, (c) instituted any increase in the compensation or bonuses payable or to become payable to any of its officers or employees, other than regularly scheduled increases in compensation in the ordinary course of business, or any changes in its personnel policies or employee benefits, (d) changed any method of accounting or accounting practice or policy (including any reserving method, practice or policy) or (e) paid any dividends, returns of capital or made any other distributions to Seller or ARC.

SECTION 2.13                    Compliance with Laws.

(a)                                  AIIHC and the Subsidiaries have complied with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, pronouncements, bulletins, market conduct recommendations, writs, injunctions, directives, judgments, settlement agreements, principles of common law, constitutions and treaties enacted, promulgated, issued, enforced or entered by any court, tribunal or governmental agency applicable to AIIHC or any of the Subsidiaries or any of their respective assets or the Business (collectively, the “Applicable Laws”), and all governmental licenses (including, without limitation, licenses to transact the businesses of insurance, reinsurance, third party administration, and insurance agency), permits, authorizations, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental agencies necessary for the conduct of the Business (collectively, the “Permits”) have been duly and lawfully obtained and are in full force and effect, except where the failure to comply with the Applicable Laws or obtain the Permits would not, individually or in the aggregate, have a Material Adverse Effect.  All the Permits are set forth on Schedule 2.13.  The Business has been and is being conducted in compliance, in all material respects, with all Permits.  There is no proceeding or investigation pending or, to the knowledge of the Seller, AIIHC or the Subsidiaries, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any Permit.  None of AIIHC or any Subsidiary is operating under any agreement or understanding with any governmental agency which in any way restricts its authority to conduct its business or requires any of AIIHC or any Subsidiary to take, or refrain from taking, any action relating to the conduct of its business otherwise permitted by the Applicable Laws.  There is no pending or, to the knowledge of the Seller, AIIHC or the Subsidiaries, threatened charge by any governmental agency that any Subsidiary has violated, nor any pending or, to the knowledge of the Seller, AIIHC or the Subsidiaries, threatened investigation by any governmental agency with respect to possible violations of, any Applicable Laws where such violations are, individually or in the aggregate, reasonably likely to have a material adverse effect on any Subsidiary.  Each Subsidiary has filed and will file all notices and reports required to be filed with any governmental agency, except for such notices and reports as to which the failure to file would not be reasonably likely to have a material adverse effect on such company in the jurisdiction in which such notice or report was required to be filed.

(b)                                 Each Subsidiary and, to the knowledge of the Seller, AIIHC or the Subsidiaries, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Applicable Laws applicable to the business of such Subsidiary, respectively, and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable prohibitions against “redlining” or withdrawal of business lines and all applicable requirements relating to disclosures to customers and insureds.

(c)                                  Except as set forth in Schedule 2.13(c), all deficiencies or violations in all reports (including, but not limited to, draft reports) of examinations of the affairs of each of PSIC and American Independent Insurance with respect to its business (including, but not limited to, market conduct examinations) issued by any governmental agency have been resolved in all material respects.

(d)                                 Except as disclosed in Schedule 2.13(d), neither PSIC nor American Independent Insurance is a party to any contract with or other undertaking to, or subject to any order by, or the recipient of any supervisory letter or other written communication of any kind from, any governmental agency which relates to its reserve adequacy or its claims, marketing, sales, trade, or underwriting practices or policies in respect of its business, nor has either been notified by any governmental agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, contract, undertaking, letter or other written communication.

(e)                                  No Subsidiary conducts any insurance business in any jurisdiction other than the jurisdiction or jurisdictions in which it is licensed to engage in such activity.

SECTION 2.14                    Absence of Undisclosed Liabilities.  Except (a) as disclosed on Schedule 2.14, (b) as and to the extent disclosed on any balance sheet dated as of December 31, 2003 included in the Financial Statements, or (c) as incurred in the ordinary course of the conduct of the Business since the date of any such balance sheet, there exist no material liabilities or material obligations (whether absolute, contingent or otherwise) in respect of the Business or the assets of AIIHC or any Subsidiary.

SECTION 2.15                    Title to Assets.  Each of AIIHC and the Subsidiaries has valid and legal title to all of the assets and properties which such party purports to own (including, without limitation, those reflected in the 2003 Annual Financial Statements, but excluding any such assets and properties sold, consumed, or otherwise disposed of since the date of the 2003 Annual Financial Statements) free and clear of all Liens, except (a) as set forth on Schedule 2.15, (b) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and (c) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of such party.  Except as set forth on Schedule 2.15, AIIHC and the Subsidiaries have good and valid title or legal right to all material properties and assets, and a valid leasehold interest in all leased property, necessary or used in the operation of the Business, including those reflected in the 2003 Annual Financial Statements (other than any such assets and properties sold, consumed, or otherwise disposed of since the date of the 2003 Annual

Financial Statements), and such properties, assets and leasehold interests are adequate for the purposes for which they are presently used in the conduct of such business.

SECTION 2.16                    Transactions with Related Parties.  Except as disclosed on Schedule 2.16 hereto:

(a)                                  Since (1) February 28, 2001, with respect to AIIHC and its Subsidiaries on the date hereof, and (2) November 30, 2002, with respect to PSIC and Anson, none of Seller or other Affiliate of Seller, has or has had:

(i)  borrowed money from or loaned money to AIIHC or any of the Subsidiaries for the benefit of their respective businesses;

(ii)  any contractual or other claims, express or implied, or of any kind whatsoever against AIIHC or any of the Subsidiaries;

(iii)  any interest in any property or assets used by AIIHC or any of the Subsidiaries; or

(iv)  engaged in any other transaction with AIIHC or any of the Subsidiaries.

Each of the foregoing transactions has been timely reported to and approved by any applicable state insurance departments as, and to the extent, required by applicable law, except for any deficiencies as would not have a Material Adverse Effect.

(b)                                 There are no amounts due or otherwise owed by AIIHC or any of the Subsidiaries to Seller or any Affiliate of Seller (other than AIIHC and the Subsidiaries).

(c)                                  There are no amounts due or otherwise owed by Seller or any Affiliate of Seller (other than AIIHC or any of the Subsidiaries) to AIIHC or any of the Subsidiaries.

(d)                                 American Independent Services has done no business with any insurance company other than American Independent Insurance or PSIC or any agency other than C&L or Anson.

SECTION 2.17                    Intellectual Property.

(a)                                  Except as disclosed on Schedule 2.17 hereto, AIIHC and the Subsidiaries own or have a right to use (which right to use shall continue in the same manner after the Closing Date as prior to the Closing Date) each trademark, trade name, patent, service mark, brand mark, brand name, domain name, right of publicity or privacy, database, copyright and other intellectual property owned or used in connection with the operation of the Business, including any application or registrations thereof, and each license or other contract relating thereto (collectively, the “Intellectual Property”), free and clear of any and all Liens.  Schedule 2.17 sets forth a complete list of (i) all applied-for and registered Intellectual Property owned by AIIHC and the Subsidiaries (including for each such application or registration the record owner, the jurisdiction and the registration and application numbers) and (ii) all other material

Intellectual Property and with regard to the foregoing (ii) further indicates whether such Intellectual Property is owned by or licensed to AIIHC or any Subsidiary, and with regard to the foregoing (i) and (ii) indicates whether such Intellectual Property is shared with Seller, any Affiliate of Seller, or any third party.  The use of the Intellectual Property by AIIHC and the Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute a misappropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, database or copyright of any other person, and, to the knowledge of the Seller, AIIHC and the Subsidiaries, no person is challenging, infringing on or otherwise violating the right of AIIHC or any Subsidiary with respect to any of its respective Intellectual Property.  Except as disclosed on Schedule 2.17 hereto, AIIHC and the Subsidiaries own or have valid and enforceable licenses or other rights to use, free and clear of any and all Liens, all software used in connection with the operation of the Business, the use of such software by AIIHC and the Subsidiaries does not infringe on or otherwise violate the rights of any person, and, to the knowledge of Seller, AIIHC and the Subsidiaries, no person is challenging, infringing on or otherwise violating the right of AIIHC or any Subsidiary with respect to any such software used by AIIHC and the Subsidiaries.

(b)                                 Except as disclosed on Schedule 2.17 hereto, there are no actions that must be taken by the Seller, AIIHC or any Subsidiary within 90 days from the date hereof, including the payment of any registration, maintenance, or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any rights in the registered or applied-for Intellectual Property.

(c)                                  No Intellectual Property is subject to any outstanding decree, order, judgment, settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Seller, AIIHC or any Subsidiary.

(d)                                 The Intellectual Property is sufficient for the continued conduct of the Business after the Closing Date in the same manner as such Business was conducted prior to the Closing Date.

(e)                                  Seller (with respect to the Business), AIIHC and each Subsidiary has at all times (i) disclosed its personal data collection and use policy on its websites (as applicable), and (ii) complied, in all material respects, with such policy.  Neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such personal data policy or any other applicable privacy or personal data laws.

SECTION 2.18                    Insurance.

(a)                                  The most recently completed reports of examination of PSIC and American Independent Insurance conducted by any governmental agency or authority was for the periods set forth in Schedule 2.18, and each of PSIC and American Independent Insurance will furnish Purchaser with a complete and correct copy of such reports prior to the Due Diligence End Date.  Except as set forth on Schedule 2.18, since the date of such examinations, neither PSIC, nor American Independent Insurance has been the subject of further examination by any insurance governmental agency or authority, and neither PSIC, nor American Independent Insurance is currently undergoing examination by any insurance governmental agency or authority, and Seller shall notify Purchaser in writing of any such examination that shall have commenced after the date hereof.

(b)                                 All outstanding insurance coverage issued by each of PSIC and American Independent Insurance is, in all material respects, to the extent required by applicable law, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or has been filed with and not objected to by such authority within the period provided for objection.

(c)                                  Each of PSIC and American Independent Insurance will provide to the Purchaser all forms of Insurance Contracts (as hereinafter defined) used by it as of June 30, 2003 prior to the Due Diligence End Date.  Since June 30, 2003, no forms of Insurance Contracts written by either PSIC or American Independent Insurance have been amended and no sales of any new forms of Insurance Contracts have been commenced, other than changes to forms, which changes are not, in the aggregate, material.  “Insurance Contract” shall mean any Contract of insurance including all applications, supplements, binders, endorsements, riders and ancillary agreements in connection therewith and including, without limitation, reinsurance contracts issued by PSIC or American Independent Insurance.

(d)                                 To the knowledge of Seller, AIIHC and the Subsidiaries, (i) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for either PSIC or American Independent Insurance, was duly licensed as an insurance agent or broker for the type of business written, sold or produced by such insurance agent or broker in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for either PSIC or American Independent Insurance, except for such failures to be so licensed that would not, in the aggregate, have a material adverse effect on either PSIC or American Independent Insurance and (ii) no such insurance agent or broker has violated or has taken any action that, with notice or lapse of time or both, would have violated any law except for such violations as would not have a material adverse effect on either PSIC or American Independent Insurance.

SECTION 2.19                    Employee Relations.  Except as disclosed on Schedule 2.19 hereto:

(a)                                  Neither AIIHC nor any of the Subsidiaries is:  (i) a party to, or otherwise bound by, any labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization or works council; or (ii) a party to, involved in or, to the knowledge of Seller, AIIHC or any of the Subsidiaries, threatened by, any labor dispute, arbitration, grievance, or unfair labor practice charge.  No employees of AIIHC or any of the Subsidiaries are represented by any labor organization with respect to their employment with AIIHC or any of the Subsidiaries.

(b)                                 No labor union, labor organization, works council, or group of employees of AIIHC or any of the Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  None of Seller, AIIHC or any of the Subsidiaries has (i) any knowledge of any labor union organizing activities with respect to any employees of AIIHC or any of the Subsidiaries; or (ii) experienced any labor disputes, strikes or work stoppages during the last three (3) years.

(c)                                  AIIHC and each of the Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(d)                                 Neither AIIHC nor any of the Subsidiaries is delinquent in material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e)                                  Neither AIIHC nor any of the Subsidiaries has received (i) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other governmental authority responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any governmental authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) notice of any charge, complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of AIIHG or any of the Subsidiaries, or job applicant for employment or classes of the foregoing, or by any governmental authority, alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory or tortuous conduct in connection with the employment relationship, including, without limitation, allegations on account of or for (a) overtime pay (b) wages or salary (c) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (d) any amount of severance pay or similar benefits, (e) unemployment insurance benefits, (f) workers’ compensation or disability benefits, (g) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to the Workers Adjustment and Retraining Act (the “WARN Act”), (h) any violation of any material statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (i) any violation of any material regulation relating to minimum wages or maximum hours of work, or (j) occupational safety and health.

(f)                                    AIIHC and each of the Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local law relating to plant closings and layoffs.

(g)                                 The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which AIIHC or any of the Subsidiaries is a party.

SECTION 2.20                    Compensation Arrangements; Bank Accounts; Officers and Directors.  Schedule 2.20 sets forth (a) the names, titles and current annual salary, including any bonus, if applicable, of all present directors, officers, employees, consultants and agents of AIIHC and each Subsidiary whose rate of annual compensation, including any promised or customary bonus, equals or exceeds $150,000, together with a statement of the full amount of all remuneration paid by Seller, AIIHC or any such Subsidiary to each such person and to any director of AIIHC or any of the Subsidiaries, during the twelve (12)-month period preceding the date hereof, (b) the name of each bank in which AIIHC and each Subsidiary has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto, and each credit card issued to AIIHC or any Subsidiary or any other person for which AIIHC or any Subsidiary is responsible for charges made thereon, the issuer of such credit cards, the identifying numbers or symbols thereof and the names of all persons to which such cards have been issued or to whom access to such cards has been given and (c) the names and titles of all directors and officers of AIIHC and each of the Subsidiaries and of each trustee, fiduciary or plan administrators of each employee benefit plan of AIIHC and each Subsidiary.

SECTION 2.21                    Operations Insurance. Schedule 2.21 contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance policies or agreements that insure the business, operations, or affairs of AIIHC and each of the Subsidiaries or affect or relate to the ownership, use, or operations of any of the assets or properties of AIIHC or any of the Subsidiaries. Excluding insurance policies that have expired and been replaced by AIIHC or a Subsidiary in the ordinary course of business, no insurance policy has been canceled within the last year except as disclosed in Schedule 2.21, and, to the knowledge of Seller, AIIHC and each of the Subsidiaries, no threat has been made to cancel any insurance policy of AIIHC or any of the Subsidiaries during such period. Except as disclosed in Schedule 2.21, all such insurance will remain in full force and effect with respect to periods before and through the Closing. No event has occurred, including, without limitation, the failure by AIIHC or any of the Subsidiaries to give any notice or information or AIIHC or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of such party under any such insurance policies.

SECTION 2.22                    Investment Portfolio and Other Assets. AIIHC and each of the Subsidiaries owns an investment portfolio acquired in the ordinary course of business, and a true and complete list of the securities and other investments in such investment portfolio, as of March 31, 2004 with respect to mortgage loans and debt and equity securities and other investments, with true and correct information included thereon as to the cost of each such investment and the market value thereof as of such date, is listed in Schedule 2.22. Except as otherwise set forth in Schedule 2.22, (i) none of the investments included in such investment portfolio is in default in the payment of principal or interest or dividends or impaired to any extent, (ii) all investments included in such investment portfolio comply with all material insurance laws and regulations of each of the states to which AIIHC and each of the Subsidiaries is subject relating thereto, (iii) such investments constitute all of the investments or holdings (including loans to agencies) of AIIHC and each of the Subsidiaries other than any disclosed in

Schedule 2.22 and (iv) AIIHC or the Subsidiaries, as the case may be, has legal and valid title to such investments, free and clear of all Liens.

SECTION 2.23                    Reinsurance Agreements.  Schedule 2.23 is a true and complete list of all reinsurance treaties and contracts applicable to AIIHC or any of the Subsidiaries (whether as ceding insurer or assuming reinsurer) (individually, an “Existing Reinsurance Agreement” and collectively, the “Existing Reinsurance Agreements”), copies of which shall be delivered or made available to Purchaser prior to the Due Diligence End Date.  Each of the Existing Reinsurance Agreements is valid and binding in all material respects in accordance with its terms and is in full force and effect.  None of the Existing Reinsurance Agreements will terminate because of a change in control of AIIHC or any of the Subsidiaries, or otherwise as a result of a transaction contemplated hereby.  No other party to any Existing Reinsurance Agreement has given notice to AIIHC or any of the Subsidiaries that intends to terminate or cancel any such Existing Reinsurance Agreement.  Neither Seller, AIIHC nor any Subsidiary, nor, to the knowledge of the Seller, AIIHC or the Subsidiaries, any other party to an Existing Reinsurance Agreement, is in default in any material respect as to any provision thereof.  Except for reserves for collectibility under Existing Reinsurance Agreements identified on Schedule 2.23, AIIHC and each of the Subsidiaries that has ceded reinsurance pursuant to any such Existing Reinsurance Agreement is entitled to take full credit in its financial statements for all amounts recoverable with such credit accounted for (i) pursuant to SAP, as a reduction of such party’s loss reserves, and (ii) pursuant to GAAP, as a reinsurance recoverable asset.

SECTION 2.24                    RESERVED

SECTION 2.25                    Producers.  Schedule 2.25(a) lists each Person writing, selling or producing, either directly or through reinsurance assumed, Insurance Contracts for the Business that in the aggregate accounted for 1% or more of the premium income of the Business for the year ended December 31, 2003 or for the quarter ended March 31, 2004.  Except as disclosed in Schedule 2.25(b) hereto, since January 1, 2003, no Persons writing, selling, or producing, either directly or through reinsurance assumed, Insurance Contracts for the Business, that individually or in the aggregate accounted for 10% or more of the premium income of the Business for the year ended December 31, 2003, have terminated or, to the knowledge of the Seller, AIIHC or the Subsidiaries, threatened to terminate its relationship with PSIC or American Independent Insurance.  Each material contract between PSIC or American Independent Insurance and a producer of business therefor (a “Producer Agreement”) is valid, binding and in full force and effect in accordance with its terms, and, to the knowledge of the Seller, AIIHC or the Subsidiaries, none of the parties thereto is in default with respect to any such Producer Agreement, other than for such failures to be valid, binding and in full force and effect or such defaults which would not, individually or in the aggregate, have a material adverse effect on any Subsidiary.  No party to any Producer Agreement has given notice to PSIC or American Independent Insurance that it intends to terminate or cancel any Producer Agreement as a result of the transactions contemplated hereby. Since January 1, 2003, to the knowledge of the Seller, AIIHC or the Subsidiaries, at the time PSIC or American Independent Insurance paid commissions to any producer in connection with the sale of insurance contracts, each such producer was duly licensed if required under Applicable Law in the particular jurisdiction in which such producer sold such insurance contracts for such company, except where in such cases where there would not be, individually or in the aggregate, a material adverse effect on American Independent Insurance or PSIC.

SECTION 2.26                    No Broker.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, AIIHC or any Subsidiary which might be entitled to any fee or commission from Purchaser upon consummation of the transactions contemplated by this Agreement.

SECTION 2.27                    Books and Records.  The books and records, including, but not limited to, documents, databases, administrative records claim records, policy files, sales records, lists of agents and brokers, files and records relating to regulatory matters or correspondences with regulatory authorities, reinsurance records, underwriting records, accounting records and all other records, data and information (in whatever form maintained), in the possession or control of Arch Parent, Seller, AIIHC or the Subsidiaries relating to the conduct of the Business, are consistent with and accurately reflect the Business in all material respects.

SECTION 2.28                    Environmental Matters.  Except as set forth in Schedule 2.28 hereto:

(a)                                  There is no pending or, to the knowledge of Seller, AIIHC and the Subsidiaries, threatened written claim, lawsuit, administrative proceeding, order, judgment or decree against or involving Seller, AIIHC or any Subsidiary under or pursuant to any Environmental Law (as defined below).  Neither Seller, AIIHC or any Subsidiary has received written notice from any person, including but not limited to any governmental authority, alleging that Seller, AIIHC or any Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, or is subject to investigation pursuant to any Environmental Law.

(b)                                 The Seller and Arch Parent have delivered to Purchaser true and complete copies of all environmental studies in their possession made in the last five years relating to real property owned by any of AIIHC or the Subsidiaries (together with all improvements or fixtures thereon, the “Owned Real Property”), all real property in which any of AIIHC or the Subsidiaries has a leasehold interest (the “Leased Real Property”) and any other property or facility previously owned, operated or leased by the AIIHC or the Subsidiaries.

(c)                                  None of Seller and Arch Parent has, and to the knowledge of Arch Parent, Seller, AIIHC and the Subsidiaries, no other person has, released, discharged, or otherwise disposed, of any Hazardous Substances (as defined below) on, beneath or adjacent to the Owned Real Property, Leased Real Property or any property formerly owned, operated or leased by AIIHC or the Subsidiaries, except for releases of Hazardous Substances that are not likely to result in a claim against AIIHC or the Subsidiaries or are not likely to require any of them to conduct an environmental cleanup.

(d)                                 None of Seller, AIIHC or any Subsidiary has entered into any agreement, including, without limitation, policies of insurance, that would require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities or costs arising out of or in connection with (i) generation, manufacturing, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws and (ii) exposure to asbestos or asbestos containing materials, or property damage allegedly caused by the presence of asbestos or asbestos containing materials.

(e)                                  To the knowledge of Arch Parent, Seller, AIIHC and the Subsidiaries, none of AIIHC or the Subsidiaries holds a security interest in any property that is subject to a claim under applicable Environmental Laws or at which there has been a release of Hazardous Substances that is likely to result in an obligation to conduct an environmental cleanup.

(f)                                    For purposes of this Agreement, (i) “Environmental Laws”  shall mean all foreign, federal, state and local laws (including common law), regulations, rules, ordinances, orders, decrees, and judgments relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and (ii) “Hazardous Substance”  shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

SECTION 2.29                    Third Party Purchaser.  Seller has entered into a stock purchase agreement, as amended, in January 2004 (the “Third Party Agreement”) with an entity (the “Third Party”) relating to the sale of AIIHC and the Subsidiaries.  Neither the Third Party Agreement nor any other agreement between Seller or any of its Affiliates and the Third Party or any of its affiliates prohibits Arch Parent or Seller from entering into this Agreement.  The Third Party Agreement may be terminated by Seller at any time upon three (3) calendar days written notice from Seller to the Third Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

SECTION 3.01                    Corporate Organization; Subsidiaries.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Copies of the certificate of incorporation and by-laws of Purchaser, with all amendments thereto to the date hereof, have been furnished to Seller or their representatives, and such copies are accurate and complete as of the date hereof.

SECTION 3.02                    Qualification to Do Business.  Purchaser has the requisite corporate power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except any such jurisdiction where the failure to be so qualified and in good standings would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.03                    Authorization and Validity of Agreement.  Purchaser has all requisite corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action of Purchaser, and subject to the receipt of regulatory approvals described on Schedule 2.06, no other proceedings on the part or in respect of Purchaser, is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 3.04                    Non-Contravention.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) result in a breach of any of the terms of, or constitute a violation of or default under the organizational documents of Purchaser, (ii) result in a breach of any of the terms of, or constitute a violation of or default under, result in any modification of, accelerate or permit the acceleration of the performance required by, or otherwise give any other contracting party the right to terminate any contract, indenture or other instrument or agreement by which Purchaser, or any of its respective assets are subject or bound, (iii) violate any statute, law or regulation of any jurisdiction or order, judgment, injunction, award or decree of any court or government of competent jurisdiction by which Purchaser is bound; except in the case of clause (ii) and (iii) above for such breaches, violations or defaults which would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.05                    Consents.  Except as disclosed on Schedule 2.06 hereto, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other tribunal, governmental agency or any other person, nor under any contract, indenture, mortgage, lease, license or other agreement or instrument to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries, or any of their respective assets, is subject or bound, is required by or with respect to Purchaser in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

SECTION 3.06                    No Broker.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser which might be entitled to any fee or commission from Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 3.07                    Litigation.  There is no litigation, investigation, proceeding or other claim pending or, to the knowledge of Purchaser, threatened involving Purchaser or any of its assets or any subsidiary thereof or any of its assets which would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  Neither Purchaser nor any of its subsidiaries is subject to any outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal which would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.08                    Purchase for Investment.

(a)                                  Purchaser is acquiring the AIIHC Common Shares for its own account and not with a view to the distribution of the AIIHC Common Shares.  Purchaser acknowledges that the AIIHC Common Shares have not been registered under the Securities Act of 1933, as amended, and may not be transferred or sold in the absence of registration under the Securities Act of 1933, as amended, or an exemption therefrom.

(b)                                 Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the AIIHC Common Shares as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time.  It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Companies and the Subsidiaries concerning the terms and conditions of this Agreement and the purchase of the AIIHC Common Shares contemplated hereby.

SECTION 3.09                    Financing.  Purchaser (i) on the date hereof has binding commitments for, and (ii) on the Closing Date will have, sufficient funds to enable Purchaser to pay for the AIIHC Common Shares to be purchased pursuant to the terms hereof, to perform its obligations under this Agreement and to pay all fees, expenses and other amounts related to the transactions contemplated by this Agreement payable by it.

ARTICLE IV

COVENANTS AND OTHER AGREEMENTS

SECTION 4.01                    Conduct of Business.  From the date hereof through the Closing, except as otherwise consented to by Purchaser in writing, as specifically contemplated by this Agreement or as set forth on Schedule 4.01, Arch Parent and Seller shall cause AIIHC and each Subsidiary to, and AIIHC and each Subsidiary shall, carry on the Business in, and only in, the ordinary course in substantially the same manner as conducted since December 31, 2003.  Without limiting the generality of the foregoing, from the date hereof through the Closing, except as otherwise consented to by Purchaser in writing, as specifically contemplated by this Agreement or as set forth on Schedule 4.01, Arch Parent and Seller shall cause AIIHC and each Subsidiary not to:  (a) incur any indebtedness for borrowed money other than trade payables in the ordinary course of the conduct of the Business consistent with past practice, (b) issue or sell any debt or equity securities or grant or issue any option, warrant or other right to purchase or acquire any such securities or institute any split, combination or reclassification of any such securities or issue or authorize any issuance of any other securities in respect of, in lieu of or in substitution for shares of AIIHC’s or any Subsidiary’s outstanding capital stock, (c) (i) change their authorized or issued stock, (ii) reclassify, combine, split, subdivide, purchase, redeem, retire, issue sell, or otherwise acquire of dispose of any shares of their respective capital stock, (iii) grant or issue any option, warrant or other right to purchase or acquire any such shares or (iv) issue any security convertible into capital stock, (d) make any investments that are not in compliance with the investment guidelines of AIIHC and the Subsidiaries, which investment guidelines are attached hereto as Exhibit A, except as required by law or regulation, (e) amend or change the charter, by-laws or other organizational documents of AIIHC or any of the Subsidiaries, (f) merge AIIHC or any Subsidiary with any other entity, (g) liquidate, dissolve or wind up, or dispose of all or substantially all of the assets of AIIHC or any Subsidiary, (h) organize any new subsidiary of any AIIHC or any Subsidiary, (i) abandon, allow to lapse, or encumber any of its material properties or assets, tangible or intangible, including the Intellectual Property, except for Liens incurred in the ordinary course of business, consistent with past practice, (j) institute any increase in the compensation or bonuses payable or to become payable to any of its directors, officers or employees, or make any changes in its personnel policies or employee benefits, in either case other than in the ordinary course of business consistent with past practice, or grant to any such director, officer or other employee any increase in severance or termination pay, or enter into any modification, amendment, waiver or consent with respect to any employment, severance, change of control, termination or similar agreement, arrangement or plan (oral or otherwise) with any director, officer or other employee, (k) declare, set aside or pay any dividends, returns of capital or any other distributions to Seller or any of its Affiliates, AIIHC or any of the Subsidiaries (l) make any change in the accounting practices or policies, or in any assumption underlying such practices or policies, or in any method of calculating any bad debt, contingency or insurance, except as is required by GAAP, SAP, law or regulation, (m) enter into any agreements or transactions with any of AIIHC, the Subsidiaries or Seller or any of its Affiliates (other than in the ordinary course of business, consistent with past practice), (n) make any material amendment to the insurance policies in force of AIIHC or any Subsidiary or make any change in the methodology used in the determination of the reserve liabilities of AIIHC or any Subsidiary or any reserves contained in the Quarterly or Annual Financial Statements except as required by GAAP, SAP, law or regulation, (o) close any claim file prior to the final disposition of such claim other than in the ordinary course of business consistent with past practice, (p) make any termination, amendment or entrance into as ceding or assuming insurer any reinsurance, coinsurance or other similar agreement or any trust agreement or security agreement relating thereto, except in the ordinary course of business consistent with past practice, (q) make any introduction of any insurance policy or any changes in its customary marketing, pricing, underwriting, investing, financial reporting, tax or actuarial practices and policies, except in the ordinary course of business consistent with past practice or as required by GAAP, SAP, law or regulation, (r) cancel any liability owed to AIIHC or any of the Subsidiaries by any other person or entity other than immaterial amounts owed by a person or entity who is not Seller or an Affiliate or in the ordinary course of business consistent with past practice or pursuant to a binding contractual obligation, (s) make any write-off or write-down of, or any determination to write-off or write-down, which are material in the aggregate, the assets or properties (other than any statutory write-down of investment assets which is not related to a permanent impairment of value or as required by GAAP, SAP, law or regulation) of AIIHC or any of the Subsidiaries, (t) make any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets or properties of AIIHC or any of the Subsidiaries which exceeds $100,000 individually or in the aggregate, (u) (i) make a request for a Tax ruling from or enter into a closing agreement with, any taxing authority, (ii) settle or compromise any claim, action, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (iii) make any elections with respect to Taxes or change any method of accounting for Tax purposes (v) take any action that would prevent or materially impair the ability of Arch Parent or Seller to consummate the transactions contemplated by this Agreement, or (w) enter into any contract or arrangement to take any of the actions prohibited in this Section 4.01.

SECTION 4.02                    Access and Information.  Seller shall cause AIIHC and the Subsidiaries and their counsel and accountants to give Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, and provided such access does not unduly interfere with the operation of the Business, throughout the period ending upon the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, to the books, leases, contracts, commitments, minutes, documents, instruments and records of AIIHC and each Subsidiary, and to the premises and reasonable number of employees of AIIHC and the Subsidiaries, and shall cause to be furnished to Purchaser and their representatives during such period such information concerning the affairs of AIIHC and the Subsidiaries as Purchaser may reasonably request.

SECTION 4.03                    Employee Benefits.

(a)                                  Purchaser shall honor and shall cause its Affiliates (including, after the Closing, AIIHC and the Subsidiaries) to honor all Company Plans maintained by AIIHC or the Subsidiaries in accordance with their terms as in effect immediately before the Closing, subject to any amendment or termination thereof that may be permitted by such terms.  For a period of one year following the Closing, Purchaser shall either (i) continue to maintain such Company Plans as in effect immediately prior to the Closing (excluding any Company Plans providing medical benefits); provided, however, that changes may be made to such Company Plans to the extent necessary to comply with applicable law, or so long as clause (ii) of this Section 4.03(a) is complied with and provided further that, unless clause (ii) of this Section 4.03(a) is complied with, for such one-year period Purchaser shall not reduce medical benefits to a level with average per employee employer costs below those applicable under the applicable Company Plans as of December 31, 2003, or (ii) provide employees of AIIHC and the Subsidiaries with employee welfare, pension and savings plans which, in the aggregate, are substantially no less favorable than those provided to similarly situated employees of Purchaser from time to time.  Nothing in this Section 4.03 shall be deemed to require that the employment of any employee of AIIHC or any of the Subsidiaries as of the Closing be continued for any specific period of time after the Closing.

(b)                                 To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of employees of AIIHC and the Subsidiaries, the employees of AIIHC and the Subsidiaries shall be credited for service accrued as of the Closing with AIIHC and the Subsidiaries to the extent such service was credited under a similar Company Plan.

SECTION 4.04                    RESERVED

SECTION 4.05                    RESERVED

SECTION 4.06                    RESERVED

SECTION 4.07                    Consents and Conditions.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall cooperate, and use their respective reasonable best efforts to, make all filings and agree to use all reasonable best efforts to obtain any required third party and governmental consents to the transactions contemplated by this Agreement, and to cause each of the conditions and obligations of Seller and Purchaser hereunder to be satisfied.  Consistent with such provision, as soon as reasonably practicable following the Due Diligence End Date (as defined herein), but no later than July 2, 2004, Purchaser shall complete and deliver to the Offices of the Delaware, Indiana, Maryland, Ohio and Pennsylvania Insurance Departments, as applicable, the initial filings of the Form A relating to Purchaser’s purchase of the AIIHC Common Shares.  Prior to Closing, Purchaser shall respond to any written inquiry made by either such Office relating to the Form A within five (5) business days of the receipt of any such written inquiry.  In addition, Purchaser, on the one hand, and Seller, AIIHC and the Subsidiaries, on the other hand, hereby agree to mutually cooperate during any pre-Closing discussions with ratings agencies regarding AIIHC and the Subsidiaries which are deemed appropriate and reasonable by both Seller and Purchaser, including participation in meetings and providing documents as may be reasonably requested by such ratings agencies.

SECTION 4.08                    Reinsurance Agreements.

(a)                                  Initial Term.  On the Closing Date, Purchaser shall cause PSIC and American Independent Insurance (the “Ceding Companies”), and Seller shall cause one or more Affiliates of Seller designated by Seller (“Designated Affiliate”), to enter into reinsurance agreements (the “Reinsurance Agreements”) with (A) a quota share percentage for Policy Year (as defined below) 2004 of 80% and (B) a quota share percentage for Policy Year 2005 of 80%, provided that, if total direct written premiums (“DWP”) for the Ceding Companies for Policy Year 2005 exceeds $100,000,000, the quota share percentage for Policy Year 2005 shall be reduced to the percentage at which DWP ceded to the Designated Affiliate for Policy Year 2005 equals $80,000,000 (collectively, the “Initial Term”) on the terms set forth in the 80% quota share reinsurance agreement in effect as of the date hereof between American Independent Insurance and ARC attached as Exhibit B (the “Current Agreement”), with the following additional terms: (i) the Reinsurance Agreements shall not cover lines of business or risk in the states that are not covered by the Current Agreement unless approved in advance and in writing by Seller (or Designated Affiliate); (ii) in the event of a material breach by the Ceding Company of a Reinsurance Agreement that remains uncured for 45 days, following written notice thereof (except that there shall be no cure period for a final arbitral determination of fraud), the Designated Affiliate may terminate the Reinsurance Agreements with respect to future writings; (iii) in the event of termination of Bill Lockhorn’s (the “Executive”) employment as chief executive officer of AIIHC and the Subsidiaries (A) for any reason other than as described in clause (iii)(B) of this Section 4.08(a) and a replacement for him reasonably satisfactory to the Designated Affiliate shall not have been employed by the Ceding Companies within 120 days, or in the case of termination by the Executive for Good Reason (as defined below) within 60 days, after such termination (it being understood that the Designated Affiliate’s consent must not be unreasonably withheld) or (B) due to termination by Purchaser or any of its Affiliates without Cause (as defined below), then the Designated Affiliate may terminate the Reinsurance Agreements with respect to future writings; (iv) any rate changes with respect to the business covered by the Reinsurance Agreements must be reasonably satisfactory to the Designated Affiliate; (v) the Reinsurance Agreements shall provide that, (A) so long as the aggregate quota share percentages of the Designated Affiliates are greater than 50% and (B)(i) in the event that the Ceding Companies implement any claims administration practices which materially and adversely impact the Designated Affiliates’ exposure to loss under the Reinsurance Agreements or (ii) the loss ratio on the business subject to any of the Reinsurance Agreements shall equal 75% or more, Seller (and its Designated Affiliates) shall have the right, but not the obligation, to take such action, in the name of the Ceding Company and at the expense of Seller (or Designated Affiliate), as Seller (or Designated Affiliate) deems reasonably necessary and appropriate for the handling of any claim or claims, including, but not limited to, the selection of counsel and/or third party administrators; and (vi) in the event that (1) the Designated Affiliate’s domiciliary state insurance department orders it to cease writing business or cease its operations, (2) the Designated Affiliate has been determined or declared “insolvent” by its domiciliary state, or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other statutory agent known by whatever name, to take possession of its assets or control of its operations, (3) the Designated Affiliate’s A.M. Best rating is reduced below A-, or (4) the Designated Affiliate’s surplus has been reduced below 50% of such surplus as of the date hereof (any of the foregoing, a “Reinsurer Triggering Event”), the Seller shall (A) immediately notify Purchaser (both orally and in writing) of such Reinsurer Triggering Event and (B) at the sole option of Seller (or its Designated Affiliate) (for the avoidance of doubt, such option requires Seller (or its Designated Affiliate) to elect to take the actions required by one of the following clauses (i) and (ii)) either, (i) cooperate fully, at the sole cost and expense of Purchaser for arranging and implementing such coverage, with Purchaser, PSIC and American Independent Insurance, in all actions necessary to obtain a substitute reinsurer acceptable to Purchaser, PSIC and American Independent Insurance to either (x) effect novations under which such substitute reinsurer shall assume all liability under such Reinsurance Agreements without any interruption of reinsurance coverage or (y) assume all liability of Ceding Companies reinsured under the Reinsurance Agreements on terms acceptable to Purchaser, PSIC and American Independent Insurance without any interruption of reinsurance coverage or (ii) cause the Designated Affiliate to post collateral with respect to the business subject to such Reinsurance Agreements on terms reasonably acceptable to Purchaser.  For the avoidance of doubt, (a) collateral on terms reasonably acceptable to Purchaser shall consist of either a letter of credit or a trust complying with Pennsylvania or Ohio, as applicable, or such other state of domicile as applicable, credit for reinsurance regulations and (b) the Designated Affiliate will be fully released from the Reinsurance Agreements in the case of clause (vi)(B)(i) above upon implementation of the replacement reinsurance coverage.  As used in this Section 4.08, the terms (i) “Policy Year” shall mean the calendar year; (ii) “Cause” shall mean (a) theft or embezzlement by the Executive with respect to the Ceding Companies and the Subsidiaries; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (f) the Executive’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; and (iii) “Good Reason” shall mean, without the Executive’s written consent, (a) the material diminution of any material duties or responsibilities of the Executive without the same being corrected within ten (10) days after being given written notice thereof; or (b) a reduction in the Executive’s base salary.

(b)                                 Option During Additional Term.  The Purchaser agrees that Seller or one or more Designated Affiliates of Seller shall have the option, but not the obligation, to provide quota share reinsurance for the four-year period following the Initial Term (the “Additional Period”) with a quota share percentage of up to the lesser of (A) 60% and (B) the quota share percentage that would result in DWP of $60,000,000 ceded to the Designated Affiliate in each year within such four-year term on substantially the same terms and conditions contained in the Reinsurance Agreements of the prior Policy Year (whether provided by any Designated Affiliate or a third party).  Not less than 90 days prior to the commencement of the Policy Year (the “Notice Period”) of each such year of the four-year period, Seller (or Designated Affiliate) shall inform the Ceding Companies whether it is exercising its option under this Section 4.08(b) for such Policy Year, provided that, to the extent that Seller (or Designated Affiliate) desires to reduce its quota share percentage for any Policy Year by more than 20% or $20,000,000 from the prior year amount, such Notice Period shall be 120 days prior to the commencement of such Policy Year.  Upon receiving such notice, Purchaser shall cause the Ceding Companies to take such actions as are necessary, including the execution and delivery of the documentation satisfactory to Seller (or Designated Affiliate), to effect the cession required by the exercise of such option.  Seller will forfeit the option set forth in this Section 4.08(b) solely with respect to the amount of DWP not reinsured by Seller (or Designated Affiliate) for any portion of the Additional Period following which (i) Seller (or any of its Designated Affiliates) elects not to exercise this option in any given year or (ii) any Reinsurance Agreement has been previously terminated by any Designated Affiliate.

SECTION 4.09                    Interim Financial Statements.  After the date of this Agreement and prior to the Closing Date, Seller shall deliver to Purchaser (i) any and all monthly financial statements for AIIHC and/or any of the Subsidiaries, audited or unaudited, prepared for the management of such companies, within seven (7) business days following the applicable month-end and (ii) any and all quarterly financial statements for AIIHC and/or any of the Subsidiaries, audited or unaudited, at such time as such quarterly financial statements are made available to

Arch Parent and/or Seller or their Affiliates, but in no event later than fifteen (15) days following the applicable quarter-end.

SECTION 4.10                    Non-Solicitation.  Each of Arch Parent and Seller agrees, and agrees to cause their Affiliates (including AIIHC and the Subsidiaries), not to, directly or indirectly, through any officer, director, employee, Representative (as defined below) or agent thereof, (i) solicit, initiate or encourage any inquires or proposals that constitute, or would lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving AIIHC or any Subsidiary or the assets or capital stock thereof, other than a transaction with Purchaser or an Affiliate of Purchaser (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”) or (ii) engage in any negotiations or discussions concerning, or provide any non-public information to any person relating to, any Acquisition Proposal; provided, however, that during the Initial Period (as defined below) Seller may communicate with the Third Party and engage in discussions regarding the transactions contemplated by the Third Party Agreement.  Arch Parent and Seller agree to notify Purchaser immediately after receipt by either of them, AIIHC or any Subsidiary of any Acquisition Proposal, by any party other than the Third Party, such notice to be communicated orally and in writing and to include the identity of the offeror and the terms and conditions of such Acquisition Proposal.  In respect of any party, the term “Representatives” shall mean the officers, directors, employees, advisors, agents, representatives, Affiliates, security holders, accountants, attorneys, actuaries or anyone else acting on behalf of such party or such persons.  “Initial Period” means the period from the date hereof through the date on which Purchaser’s termination right relating to due diligence set forth in Section 7.01(d) has terminated or been waived by the Purchaser or otherwise expired.  Arch Parent and Seller agree, and agree to cause their Affiliates and Representatives to, immediately cease any existing discussions or negotiations with any third party, other than the Third Party, with respect to an Acquisition Proposal.  Seller shall not consummate the transactions contemplated by the Third Party Agreement or any amendment thereto or replacement thereof.  Upon conclusion of the Initial Period, unless Purchaser has terminated this Agreement pursuant to Section 7.01(d), Seller shall promptly notify the Third Party that Seller has entered into this Agreement and that the closing of the transactions contemplated hereby remain subject to regulatory approval, and Seller shall cease, and cause its Affiliates and Representatives to cease, any and all discussions with the Third Party relating to any Acquisition Proposal.  Unless the Third Party Agreement has already been terminated, Seller shall, within two (2) business days of the receipt of all of the state insurance regulatory approvals necessary to consummate the transactions contemplated by this Agreement, terminate the Third Party Agreement pursuant to the terms thereof.

SECTION 4.11                    Contributions/Redemption.  Arch Parent hereby agrees that it will cause (i) ARL and Seller to make the Contributions and (ii) AIIHC to complete the Redemption, in each case, prior to the Closing Date on terms satisfactory to Arch Parent.

SECTION 4.12                    Notification of Breach.  Each party shall give each other prompt notice after it has obtained knowledge of (a) any fact or circumstances which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made by it or the other party hereto in this Agreement as of the date such representation and warranty was made, (b) any failure on its part or the part of the other party hereto to comply with or satisfy in any material respect any covenant, condition or agreement which they are to comply with or satisfy under this Agreement or (c) any adverse change affecting its ability or the ability of the other party hereto to perform its obligations under this Agreement.  Except as provided in Section 6.06 and Section 5.07, in no event shall any disclosure of any such breach or inaccuracy impair the rights and remedies of any party hereto with respect to any breach or inaccuracy by any other person arising prior to such disclosure.

SECTION 4.13                    Settlement of Accounts with Affiliates; Termination of Agreements.  Except as set forth on Schedule 4.13(a), prior to Closing, (i) AIIHC and the Subsidiaries shall pay off all payables and other amounts due or otherwise owed by any of them to Seller or any Affiliate of Seller (other than AIIHC and the Subsidiaries), and Seller shall and shall cause each of its Affiliates (other than AIIHC and the Subsidiaries) to pay off all payables and other amounts due or otherwise owed by any of them to AIIHC or any Subsidiary, and (ii) Seller shall cause AIIHC and the Subsidiaries to terminate the agreements set forth on Schedule 4.13(b).

ARTICLE V

TAX MATTERS

SECTION 5.01                    Tax Indemnification.

(a)                                  Arch Parent and Seller shall be liable to, and shall indemnify, protect, defend and hold harmless the Purchaser Indemnified Parties (as hereinafter defined) against any and all claims, losses, damages, liabilities, assessments, settlements, costs and expenses arising from or in connection with any liability for Taxes of AIIHC or any Subsidiary (“Tax Losses”) sustained by any Purchaser Indemnified Party attributable or otherwise relating to (i) any Pre-Closing Tax Period (as hereinafter defined) and (ii) any liability pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Tax Period; provided, however, that with respect to current period Taxes not due and payable as of the Closing Date, the Purchaser Indemnified Parties shall be entitled to indemnity pursuant to this Section 5.01(a)  only to the extent that the amount of such Taxes exceeds the amount accrued on the financial statements of AIIHC and any Subsidiary prepared in accordance with GAAP.  Purchaser shall be liable to, and shall indemnify, protect, defend and hold harmless Seller Indemnified Parties (as hereinafter defined) against any and all Tax Losses sustained by any Seller Indemnified Party attributable or otherwise relating to any Post-Closing Tax Period (as hereinafter defined).  The term “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date.  The term “Post-Closing Tax Period” shall mean all taxable periods that begin after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

(b)                                 For purposes of this Section 5.01 and for allocating Taxes to a Pre-Closing Tax Period or a Post-Closing Tax Period, in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes attributable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be computed on an interim closing of the books basis as if the relevant Tax period ended on and included the Closing Date.

(c)                                  Subject to paragraph (d) below, any payment required to be made by Seller pursuant to this Section 5.01 shall be made (i) if reflected on a Tax Return filed by, or at the direction of, Purchaser pursuant to Section 5.02(a) or prepared and filed by, or at the direction of, Purchaser pursuant to Section 5.02(b), within 10 days prior to the due date for the filing of such Tax Returns and (ii) in all other cases, not later than 10 days after receipt by Seller of written notice from Purchaser stating (1) that a Tax Loss has been paid by or reflected on a Tax Return filed by Purchaser, any of its Affiliates or, effective upon the Closing, AIIHC or any Subsidiary and (2) the amount of the indemnity payment requested.

(d)                                 Except as otherwise provided in this Section 5.01(d), if any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) is delivered, sent, commenced or initiated against Purchaser, any of its Affiliates or, effective upon the Closing, AIIHC or any Subsidiary by any taxing authority, Purchaser shall be solely responsible for controlling the defense of such Tax Claim.  If any Tax Claim is asserted in writing against Purchaser, any of its Affiliates or, effective upon the Closing, AIIHC or any Subsidiary, in respect of which indemnity may be sought from Seller pursuant to this Section 5.01, Purchaser shall promptly notify Seller of such Tax Claim within 15 days of Purchaser’s receipt of written notice of such Tax Claim and shall give Seller such information with respect thereto as Seller may reasonably request.  Seller may discharge, at any time, its indemnification obligation under this Section 5.01 by paying to Purchaser the amount of the applicable Tax Losses, calculated on the date of such payment. Seller may, at its own expense, participate in and, upon timely written notice to Purchaser, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit); provided, however, that, notwithstanding anything to the contrary set forth herein, (i) Seller shall keep Purchaser fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (ii) Purchaser shall be entitled to receive copies of all correspondence and documents related to such Tax Claim; (iii) Seller shall consult with Purchaser and shall not enter into any settlement with respect to any such Tax Claim without Purchaser’s prior written consent, which shall not be unreasonably withheld; (iv) at its own cost and expense, Purchaser shall have the right to participate in (but not control) the defense of such Tax Claim.  Purchaser and its Affiliates (including AIIHC and any Subsidiary after the Closing) agree to cooperate with Seller in pursuing any Tax Claim.  Whether or not Seller chooses to defend or prosecute any Tax Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Notwithstanding any other provision of this Agreement, Seller shall not have the right to control, defend, settle, compromise or contest any Tax Claim to the extent that Purchaser and its Affiliates waive their right to indemnification from Seller with respect to such Tax Claim.

SECTION 5.02                    Return Filings and Payment of Taxes.

(a)                                  Seller shall prepare, or caused to be prepared, and Purchaser shall file, or cause to be filed, on a timely basis, all Tax Returns with respect to AIIHC and each of the Subsidiaries for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date.  Purchaser shall cause AIIHC or the appropriate Subsidiary to pay all Taxes shown to be due and payable on such Tax Returns.

(b)                                 Purchaser shall prepare, or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax Returns with respect to AIIHC and each of the Subsidiaries for all (i) taxable periods beginning before and ending after the Closing Date and (ii) taxable periods beginning after the Closing Date, and Purchaser shall be responsible for remitting all Taxes reflected on such Tax Returns to the appropriate taxing authorities, subject to indemnification and reimbursement therefor to the extent provided in Section 5.01.  Purchaser shall permit Seller to review and comment on each Tax Return described in (i) above prior to filing.

SECTION 5.03                    Assistance and Cooperation.  After the Closing, each of Purchaser and Seller shall (a) furnish or cause to be furnished to the other upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to AIIHC and the Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, the preparation of any Tax audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment of AIIHC or any Subsidiary, (b) make available to any taxing authority as reasonably requested all information and documents relating to Taxes of AIIHC or of any of the Subsidiaries, (c) provide timely notice to the other in writing of any pending or threatened Tax Claim with respect to AIIHC or of any of the Subsidiaries for any taxable period for which the other party may have liability under this Article V and (d) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax Claim with respect to any taxable period for which the other may have liability under this Article V.

SECTION 5.04                    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by Seller when due, and Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law; Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 5.05                    Characterization of Indemnification Payments.  All amounts paid by Seller to Purchaser or its Affiliates or by Purchaser to Seller or its Affiliates pursuant to this Article V or Article VI shall be treated as adjustments to the Purchase Price for all Tax purposes.

SECTION 5.06                    Survival of Tax Claims.  Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Article V shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

SECTION 5.07                    Exclusive Remedy.  Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article V shall be the exclusive means by which any party may recover Tax Losses from any other party with respect to any claim related thereto.

SECTION 5.08                    Non-USRPHC Certification.  Seller shall furnish, or cause to be furnished to Purchaser, a certification in accordance with Section 1445 of the Code and the Treasury regulations promulgated thereunder that none of AIIHC or any of the Subsidiaries is a USRPHC within the meaning of Section 897 of the Code nor has been a USRPHC at any time during the 5-year period ending on the Closing Date.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01                    From and after the Closing, except with respect to Tax Losses (which will be governed exclusively by the provisions set forth in Article V), and subject to the terms and conditions of this Article VI, Arch Parent and Seller shall be liable to, and shall indemnify, protect, defend and hold harmless Purchaser and its Affiliates and their respective successors (such persons are hereinafter collectively referred to as the “Purchaser Indemnified Parties”) against any and all claims, losses, damages, liabilities, assessments, settlements, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, the “Damages”) sustained by any Purchaser Indemnified Party, (i) resulting from or arising out of the breach of any representation, warranty or covenant made by Arch Parent or Seller in this Agreement, such breaches being hereinafter referred to collectively as “Indemnifiable Breaches,” (ii) in connection with or as a result of the case captioned Lewis Small, et al. v. Arch Capital Group, Ltd. [sic], et al., 03 Civ. 5604 (JFK) pending in the United States District Court for the Southern District of New York, or any other litigation arising out of all or some of the same facts or allegations as relate to that litigation, (iii) (A) in connection with or as a result of the counterclaims in the case captioned American Independent Insurance Company, et al. v. Charles M. Lederman, et al., Civil Action No. 97-4153, pending in the United States District Court for the Eastern District of Pennsylvania, or any other litigation arising out of all or some of the same facts or allegations as relate to that litigation, (B) the matters set forth in Item 36 of Schedule 2.08, (C) Items 3 and 4 of Schedule 2.11(a) and (D) item 1, the matter titled “Lewis Small” in item 2 and all matters set forth in item 3 other than that matter titled “Jeanne Liggons”, as all such matters in this clause (D) are set forth in Schedule 6.11 of the Reorganization Agreement (as hereinafter defined), (iv) any payment made with respect to the Surplus Notes (as defined in Schedule 2.08), whether as a result of rescission, reformation, settlement, adjudication or otherwise, it being agreed that indemnification with respect thereto shall mean the replacement of one or more Surplus Notes by Seller with substantially similar instruments or the identical cash amount of the applicable Surplus Note(s), at the option of Arch Parent or Seller, or (v) in connection with or as a result of any legal proceeding or any other action brought by the Third Party in connection with the transactions contemplated by this Agreement; provided, however, that in no event will the aggregate liability of Arch Parent and Seller under clause (i) of this Section 6.01 exceed seventy-five percent (75%) of the Purchase Price (the “Cap”), and provided, further, that no claims for indemnification can be made against Arch Parent and Seller under clause (i) of this Section 6.01 unless and until the aggregate amount of such

Damages for which the Purchaser Indemnified Parties are entitled to indemnity under the terms hereof exceeds $800,000 (the “Basket”).  In the event the aggregate amount of the Damages sustained by the Purchaser Indemnified Parties in respect of Indemnifiable Breaches under clause (i) under this Section 6.01 exceeds the Basket, the indemnification obligations of Arch Parent and Seller shall apply only to those Damages in respect of Indemnifiable Breaches actually sustained by the Purchaser Indemnified Parties in excess of the Basket.  Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to Damages resulting from breaches by Seller with respect to the representations and warranties set forth in Sections 2.03 and 2.04 of this Agreement, for all of which Damages Seller shall be liable whether or not the Basket has been satisfied.  For the avoidance of doubt, neither the Basket nor the Cap shall apply to Damages for which Purchaser Indemnified Parties are entitled to indemnification under clauses (ii), (iii), (iv) or (v) of this Section 6.01.

SECTION 6.02                    From and after the Closing, except with respect to Tax Losses (which will be governed exclusively by the provisions set forth in Article V), and subject to the terms and conditions of this Article VI, Purchaser shall be liable to, and shall indemnify, protect, defend and hold harmless Seller and its Affiliates and their respective successors (such persons are hereinafter collectively referred to as the “Seller Indemnified Parties”) against any and all Damages sustained by any Seller Indemnified Party, resulting from or arising out of the breach of any representation, warranty or covenant made by Purchaser in this Agreement, such breaches being hereinafter referred to collectively as “Seller Indemnifiable Breaches”; provided, however, that in no event will the aggregate liability of Purchaser under this Section 6.02 exceed seventy-five percent (75%) of the Purchase Price (the “Seller Cap”), and provided, further, that no claims for indemnification can be made against Purchaser hereunder unless and until the aggregate amount of such Damages for which the Seller Indemnified Parties are entitled to indemnity under the terms hereof exceeds $800,000 (the “Seller Basket”).  In the event the aggregate amount of the Damages sustained by the Seller Indemnified Parties in respect of Seller Indemnifiable Breaches hereunder exceeds the Seller Basket, the indemnification obligations of Purchaser shall apply only to those Damages in respect of Seller Indemnifiable Breaches actually sustained by the Seller Indemnified Parties in excess of the Seller Basket.  Notwithstanding the foregoing, neither the Seller Basket nor the Seller Cap shall apply to Damages resulting from breaches by Seller with respect to the representations and warranties set forth in Section 3.03 of this Agreement, for all of which Damages Purchaser shall be liable whether or not the Seller Basket has been satisfied.

SECTION 6.03                    Promptly after any party hereto has received notice or has knowledge of any claim or the commencement of any action or proceeding for which such party may be entitled to indemnification hereunder (hereinafter the “Indemnified Party”), the Indemnified Party shall, if a claim with respect thereto is indemnifiable by the other party pursuant to the terms hereof (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding and provide the Indemnifying Party with all relevant information respecting such claims which is in the possession of the Indemnified Party.  Such notice shall state the nature and basis of such claim and, if ascertainable, the amount thereof.  In each such case, the Indemnified Party agrees to give such notice to the Indemnifying Party promptly following its receipt of notice or other knowledge of any such claim, action or proceeding; provided, however, that the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party’s obligation to indemnify except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party’s failure to give or delay in giving such notice.  If such notice concerns a claim of a third person, the Indemnifying Party may elect, at such party’s sole expense, to assume exclusive control of the defense, settlement, adjustment or compromise of any such claim, with counsel reasonably acceptable to the Indemnified Party, it being understood that with respect to the matter described in clause (ii) of Section 6.01, the counsel set forth on Schedule 6.03 is deemed approved by Purchaser.  The Indemnifying Party may enter into any settlement, adjustment or compromise of any such claim without the prior written consent of the Indemnified Party if such settlement, adjustment or compromise involves a remedy or remedies for money damages and the Indemnifying Party obtains a written release of the Indemnified Party from such third person.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, adjustment or compromise that would involve a remedy or remedies other than the payment of money damages by the Indemnifying Party.  In the event the Indemnifying Party has elected not to assume the control of the defense, settlement, adjustment or compromise of any third person claim or if the Indemnifying Party shall have failed, after the lapse of a reasonable period of time, which shall in no event be less than thirty (30) calendar days after receipt of written notice of such third person claim, to assume the control of the defense, settlement, adjustment or compromise of such claim, the Indemnified Party shall be entitled to defend against the same and to employ counsel reasonably satisfactory to the Indemnifying Party, at the expense of the Indemnifying Party; provided, however, in such event, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, adjustment or compromise of any such claim. At any time after receipt of notice of any third person claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of the third person claim (provided such payment or compromise has been previously approved in writing by the third party claimant), whereupon such action shall be deemed agreed to by the Indemnified Party and shall be agreed to in writing by the Indemnified Party unless such settlement would involve a remedy or remedies other than the payment of money damages by the Indemnifying Party.  In connection with any third person claim, the Indemnified Party, or the Indemnifying Party, if it has assumed the defense of such claim pursuant hereto, shall diligently pursue the defense of such third person claim and the parties shall cooperate with one another in connection with the handling of such claim, shall make available personnel, witnesses, books and records relevant thereto and grant such authorizations as are necessary and reasonable to their respective agents, representatives and counsel upon reasonable request.

SECTION 6.04                    The terms of this Article VI are intended to benefit the parties hereto, and shall survive the Closing until the date that is forty five (45) days following the date of delivery of the annual financial statements of PSIC and American Independent Insurance for the year ended December 31, 2005 to the applicable state insurance department (the “Survival Date”); provided, however, that (i) any written claims for indemnification made on or prior to such expiration date shall survive the Closing until final resolution thereof, (ii) any claims for indemnification relating to the matters set forth in Sections 2.03 and 2.04 hereof shall survive the Closing indefinitely, (iii) any claims for indemnification relating to matters set forth in Section 2.09 shall survive until December 31, 2007, (iv) any claims for indemnification relating to matters set forth in Section 2.10 shall survive as if governed by Section 5.06 hereof, (v) any claims for indemnification under clauses (ii), (iii) or (iv) of Section 6.01 hereof shall survive the Closing until the final disposition of the litigation referred to therein and (vi) any claims for indemnification under clause (v) of Section 6.01 hereof shall survive the Closing until the expiration of any applicable statute of limitations.

SECTION 6.05                    With respect to the determination of Damages under Article V or Article VI, no Damages shall be deemed to have been sustained by the Indemnified Party and any payment otherwise payable by an Indemnifying Party pursuant to the terms hereof shall be limited to the amount of any Damages that remain after deducting therefrom (i) any proceeds actually received by the Indemnified Party from any insurance policies with respect thereto, and (ii) any proceeds actually received from another responsible person.  In addition, if any Indemnified Party recognizes a Tax Benefit (as defined below) as a result of any Damages sustained by such Indemnified Party with respect to which any claim is made under Article V or Article VI (an “Indemnity Claim”), the Indemnifying Party shall be entitled to such Tax Benefit and the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) at such time or times as and to the extent that the Indemnified Party actually realizes such Tax Benefit through a refund of Tax or reduction in the actual amount of Taxes which the Indemnified Party would otherwise have had to pay if such payment for Damages had not been made; provided, however, that any such Tax Benefit shall be reduced by the amount of Tax detriment (including the tax effect of any item of income or gain or other item, including any decrease in Tax basis, which increases any amounts paid with respect to Taxes, any reduction in the amount of any refund of Tax which would otherwise have been available, the utilization of any net operating loss or capital loss or the utilization of any Tax credits or other Tax attributes) the Indemnified Party suffered as a result of any Damages; and, provided further, that the amount of any such Tax detriment shall be taken into account (but not in excess of any such Tax Benefit) at such time or times as and to the extent that the Indemnified Party actually suffers such Tax detriment through an actual payment of Tax or reduction in the amount received as Tax refund, in all events computed on the same basis as the Tax Benefit.  For the purposes of this Agreement, any realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment.  For purposes of this Section 6.05, a “Tax Benefit” means an amount by which the Tax liability of the Indemnified Party is reduced (including, without limitation, by deduction, reduction of income by virtue of increased Tax basis or otherwise, receipt of refund, credit or otherwise) plus any related interest received from the relevant taxing authority.  Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items.  In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 6.05.  The amount of the refunded reduction or payment shall be deemed a payment under this Section 6.05 and thus shall be paid subject to any applicable reductions under this Section 6.05.

SECTION 6.06                    Purchaser, on the one hand, and Arch Parent and Seller, on the other hand, each hereby acknowledges and agrees that (except in the case of fraud, in which case each such person reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby (but, for the avoidance of doubt, not including Tax Losses, which will be governed exclusively by the provisions set forth in Article V) shall be pursuant to the indemnification provisions set forth in this Article VI, except that the parties shall not be limited to the remedies provided in this Article VI with respect to any disputes pursuant to the Reinsurance Agreements or any other reinsurance arrangements between AIIHC or any Subsidiary, on the one hand, and Seller or any of its Affiliates, on the other hand.  In furtherance of the foregoing, Purchaser and Seller each hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any other party hereto or any of its Affiliates, arising under or based upon any law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby, except as set forth in the preceding sentence.  In addition, notwithstanding anything in this Agreement to the contrary, no party shall be liable to any other party for special, indirect, incidental, consequential damages or lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of this Agreement or the transactions contemplated hereby.  If any party hereto has knowledge of any claim for which such party may be entitled to indemnification hereunder (assuming closing of the transactions contemplated by this Agreement) (a “Prospective Indemnified Party”) such party shall give the other party (a “Prospective Indemnifying Party”) prompt written notice of such claim and provide the Prospective Indemnifying Party with all relevant information with respect to such claim which is in the possession of such party; provided, however, that the failure of the Prospective Indemnified Party to give such notice shall not excuse the Prospective Indemnifying Party’s obligation to indemnify except to the extent the Prospective Indemnifying Party has suffered damage or prejudice by reason of the Prospective Indemnified Party’s failure to give or delay in giving such notice.

ARTICLE VII

TERMINATION AND ABANDONMENT.

SECTION 7.01                    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)                                  by the mutual written consent of Purchaser and Seller

(b)                                 by Purchaser, in writing, if Arch Parent or Seller shall have (i) failed to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breached any of their representations or warranties contained herein, which failure or breach is not cured within twenty (20) days after Purchaser notifies Arch Parent or Seller of its intent to terminate this Agreement pursuant to this subsection (b) of Section 7.01;

(c)                                  by Seller, in writing, if Purchaser shall have (i) failed to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breached any of its representations or warranties contained herein, which failure or breach is not cured within twenty (20) days after Seller notifies Purchaser of its intent to terminate this Agreement pursuant to this subsection (c) of Section 7.01;

(d)                                 by Purchaser, in writing, at any time on or prior to June 14, 2004 (the “Due Diligence End Date”), if Purchaser notifies Seller in writing that the results of its due diligence investigation are unsatisfactory to Purchaser; provided, that, Purchaser may deliver to Seller, not later than the Due Diligence End Date, written notice enumerating any matters reasonably acceptable to Seller with respect to which Purchaser requires additional due diligence, in which case, with respect to such matters only, the Due Diligence End Date shall be June 24, 2004.

(e)                                  by Seller or Purchaser, in writing, if the Closing has not occurred on or before September 30, 2004; provided, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any party whose failure, or whose Affiliate’s failure, to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such conditions to have been complied with, performed or satisfied prior to such date; and provided, further, that such date may be extended, in the sole discretion of either Seller or Purchaser, to November 1, 2004, if the sole condition to Closing that is not yet capable of being satisfied is the approval of any state insurance regulatory body;

(f)                                    by Purchaser or Seller, in writing, if there shall be any order writ, injunction or decree of any court or government entity binding on Arch Parent, Seller or Purchaser which prohibits or restrains Arch Parent, Seller or Purchaser from consummating the transactions contemplated hereby; provided, however, that the party seeking termination under this Section 7.01(f) shall have used its reasonable best efforts, and its applicable Affiliates shall have used their reasonable best efforts, to have any such order, writ, injunction or decree lifted; and

(g)                                 by Arch Parent or Seller at any time on or prior to the Due Diligence End Date, if Arch Parent or Seller has a reasonable basis to believe that Purchaser is seeking to materially modify the Agreement and either Arch Parent or Seller has not obtained the approval of its respective Board of Directors for such modified agreement.

SECTION 7.02                    If this Agreement is terminated in accordance with Section 7.01 hereof, this Agreement shall become null and void and have no further force and effect, and no party hereto shall have any liability to any other party hereto or its respective shareholders, members or directors, officers, managers or other Affiliates in respect thereof, except that the obligations set forth in the confidentiality agreement, dated as of March 31, 2004 (the “Confidentiality Agreement”), executed by AIIHC and Wand Partners, Inc., an affiliate of Purchaser, and in Article X hereof shall survive any such termination; provided, however, that nothing herein shall relieve any party from liability for the breach of this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, except to the extent any such conditions are expressly waived in writing by Purchaser at or prior to the Closing.

SECTION 8.01                    Accuracy of Representations and Warranties.  The representations and warranties made by Arch Parent and Seller in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations refer to an earlier date) on and as of the Closing Date as if made on and as of the Closing Date.

SECTION 8.02                    Covenants Performed.  Arch Parent and Seller shall have performed and complied in all material respects with all covenants and agreements required by the Agreement to be performed or complied with by Arch Parent and Seller on or prior to the Closing Date.

SECTION 8.03                    Certificates Delivered.  At the Closing, Arch Parent and Seller shall have delivered to Purchaser certificates representing the AIIHC Common Shares, duly endorsed for transfer or together with duly executed stock powers (with, if applicable, all appropriate stock transfer tax stamps affixed), free and clear of all Liens (other than Liens arising under applicable federal and state securities laws).

SECTION 8.04                    No Adverse Proceeding.  As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any governmental agency or any other person in which it is sought to restrain or prohibit, or question the validity or legality of, or make materially more costly to Purchaser, the transactions contemplated by this Agreement or seeking to obtain material damages in connection with such transactions.

SECTION 8.05                    Corporate Records Delivered.  Seller shall have delivered to Purchaser the corporate minute books of AIIHC and each Subsidiary and the certificates representing the Subsidiary Shares.

SECTION 8.06                    Required Consents.  The approvals and consents listed on Schedule 2.06 hereto shall have been obtained without any conditions, restrictions or limitations materially adverse to Purchaser or the interests of Purchaser.

SECTION 8.07                    Contributions and Redemption.  The Contributions and the Redemption shall have been completed on the terms set forth in this Agreement or otherwise satisfactory to Purchaser.

SECTION 8.08                    Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, may cause or create any Material Adverse Effect.

SECTION 8.09                    Additional Documents.  Purchaser shall have received:

(a)                                  A certificate signed by an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 8.01 and 8.02 and the charter documents of each of AIIHC and the Subsidiaries attached to such certificate and (ii) the following certificates: (1) Certificates of Good Standing for each of AIIHC and the Subsidiaries dated on or within one (1) business day of the Closing Date; and (2) Certificates of Authority for American Independent Insurance or PSIC dated on or within (1) business day of the Closing Date from the Insurance Departments of each of Pennsylvania and Ohio, respectively.

(b)                                 Certificates of secretaries or assistant secretaries or another officer, dated the Closing Date, setting forth the resolutions of the Boards of Directors of Arch Parent and Seller approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(c)                                  A receipt evidencing receipt of the Purchase Price;

(d)                                 The certificate to be provided pursuant to Section 5.08 of this Agreement.

(e)                                  Duly executed copies of the Reinsurance Agreements;

(f)                                    Resignations of all directors of AIIHC and each Subsidiary, as requested by Purchaser at least ten (10) business days prior to the Closing Date.

SECTION 8.10                    Third Party Agreement.  The Third Party Agreement shall have been terminated pursuant to the terms thereof.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
ARCH PARENT AND THE SELLER

The obligations of Arch Parent and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, except to the extent any such conditions are expressly waived in writing by Arch Parent and Seller at or prior to the Closing.

SECTION 9.01                    Accuracy of Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations refer to an earlier date) on and as of the Closing Date.

SECTION 9.02                    Covenants Performed.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

SECTION 9.03                    Purchase Price.  At the Closing, Purchaser shall have paid the Purchase Price as required pursuant to Section 1.03 above.

SECTION 9.04                    Officer’s Certificate.  Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 9.01 and 9.02.

SECTION 9.05                    Secretary’s Certificate.  Purchaser shall have delivered to Seller a certificate of the secretary or assistant secretary, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect.

SECTION 9.06                    No Adverse Proceeding.  As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any governmental agency or any other person in which it is sought to restrain or prohibit, or question the validity or legality of the transactions contemplated by this Agreement or seeking to obtain material damages in connection with such transactions.

SECTION 9.07                    Required Consents.  The approvals and consents listed on Schedule 2.06 hereto shall have been obtained.

SECTION 9.08                    Reinsurance Agreements.  Seller shall have received duly executed Reinsurance Agreements.

SECTION 9.09                    Certificate.  Seller shall have received a receipt acknowledging Purchaser’s receipt of the certificates referenced in Section 8.03.

ARTICLE X

ADDITIONAL AGREEMENTS AND PROVISIONS

SECTION 10.01              Survival of Certain Representations and Warranties.  The representations and warranties in this Agreement shall survive the Closing until the Survival Date; provided, however, that (a) the representations and warranties set forth in Section 2.03 and 2.04 shall survive the Closing indefinitely, (b) the representations and warranties set forth in Section 2.10 (relating to Taxes) shall survive the Closing until the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof), (c) the representations and warranties set forth in Section 2.09 (relating to employee benefit plans) shall survive the Closing until December 31, 2007 and (d) this Section 10.01 shall not limit any other covenant or agreement of the parties that expressly contemplates performances beyond such period.

SECTION 10.02              Definitions of Certain Terms.

(a)                                  The term “Material Adverse Effect” or “Material Adverse Change,” when used in this Agreement means any event, circumstance or change that  (i) is materially adverse to the assets, business, results of operation or financial condition of AIIHC and the Subsidiaries, taken as a whole or (ii) materially adversely affects the ability of Seller or Arch Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however that the following shall be excluded from any determination as to whether a Material Adverse Effect or Material Adverse Change has occurred: (a) any changes or effects attributable to general economic or political conditions or the securities markets or (b) any changes or effects that are generally applicable to persons engaged in the Business, including without limitation, any such changes or effects resulting from the break-out of war or a terrorist or similar attack.

(b)                                  For purposes of this Agreement, an “Affiliate” of a person means any other person in control of, controlled by or under common control with such person.  For purposes of this Agreement, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(c)                                   The term “Reorganization Agreement,” when used in this Agreement, means the Reorganization Agreement, dated as of December 31, 2000, relating to the acquisition of all of the capital stock of AIIHC by Arch Parent.

(d)                                  The term “Person,” when used in this Agreement, means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

SECTION 10.03              Fees and Expenses.

(a)                                  Purchaser, on the one hand, and Arch Parent and Seller, on the other hand, hereby agree that they will each be responsible for their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and that Arch Parent and Seller will be responsible for the costs and expenses of AIIHC and the Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby prior to the Closing Date, including in each instance, without limitation, all costs of brokers, advisors, consultants, legal counsel, accountants, appraisers, employees and any other individuals, related, directly or indirectly, to the transactions contemplated hereby.

(b)                                 Arch Parent and Seller, on the one hand, and Purchaser, on the other hand, shall indemnify the other and hold it or them, as the case may be, harmless from and against any claims for advisor’s fees, finders’ fees or brokerage commissions, in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding between Arch Parent, AIIHC or Seller, on the one hand, or Purchaser, on the other hand, and any third party.

SECTION 10.04              Publicity.  Arch Parent and Seller, on the one hand, and Purchaser, on the other hand, agree that, prior to the Closing, neither they nor any of their Affiliates or agents or representatives shall issue any press release or make any other public announcement or disclosure concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, provided that Arch Parent, Seller, Purchaser and/or their respective Affiliates may make or direct their agents or representatives to make such public announcements or disclosures that they believe in good faith based upon the advice of counsel to be required by applicable laws, rules and regulations, in which case Arch Parent, Seller, Purchaser or the Affiliate making or directing that the required announcement or disclosure be made shall inform the other party as to the timing and contents of such announcement or disclosure prior to making such announcement or disclosure and shall provide such party with a reasonable opportunity to review and comment upon any such required announcement or disclosure.

SECTION 10.05              Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                  For the purpose of any action that may be brought in connection with this Agreement, Purchaser, Arch Parent and Seller hereby consent to the jurisdiction and venue of the United States District Court for the Southern District of New York or of the Supreme Court of the State of New York, County of New York.  Purchaser, Arch Parent and Seller hereby waive the right to contest the jurisdiction and venue of any of said courts on the ground of inconvenience or otherwise.  The provisions of this Section shall not limit or otherwise affect the right of either party to institute and conduct an action in any other appropriate manner, jurisdiction or court.

(b)                                  NEITHER PURCHASER, ARCH PARENT NOR SELLER, NOR ANY ASSIGNEE OR SUCCESSOR OF ANY OF THEM SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED PURSUANT HERETO OR IN CONNECTION HEREWITH.  NO SUCH PERSON WILL SEEK TO CONSOLIDATE ANY SUCH ACTION INTO ONE IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES HERETO AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

SECTION 10.06              Execution in Counterparts.  For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.07              Notices.  All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or national overnight courier service or sent by facsimile transmission (and immediately after transmission receipt of which has been confirmed by telephone by sender), as follows:

If to Purchaser, to:

Protective Underwriting Services, Inc.

c/o Wand Partners, Inc.

630 Fifth Avenue

Suite 2435

New York, NY 10111

Tel No.:  (212) 632-3795

Fax No.: (212) 307-5599

Attention: Bruce W. Schnitzer

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attention: Marc Gerber, Esq.

Tel No.:  (202) 371-7000

Fax No.:  (202) 393-5760

If to the Seller and/or Arch Parent:

To Seller:

Wessex House
45 Reid Street
Hamilton, HM 12, Bermuda
Tel No.: (441) 278-9250

Fax No.:  (441) 278-9255
Attention: President

To Arch Parent:

Wessex House
45 Reid Street
Hamilton, HM 12, Bermuda

Tel No.:   (441) 278-9250
Fax No.:  (441) 278-9255
Attention: President

or such other address or addresses or facsimile number as any party hereto shall have designated by notice in writing to the other parties hereto in accordance with the terms hereof.  A notice shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier or

(b) the next business day if sent by facsimile transmission (and immediately after transmission receipt of which has been confirmed by telephone by sender).

SECTION 10.08              Waivers.  Arch Parent and Seller may, by written notice to Purchaser, and Purchaser may, by written notice to Arch Parent and Seller: (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the covenants and agreements of the other contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 10.09              Entire Agreement.  This Agreement, the agreements contemplated herein and in the schedules and exhibits hereto, and in the agreements and documents executed at the Closing in connection herewith and therewith, together with the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.  No representation, warranty, promise, inducement or statement of intention has been made by any party that is not expressly embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

SECTION 10.10              Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law thereof.

SECTION 10.11              Binding Effect, Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.12              Assignability.  Neither this Agreement nor any of the parties’ rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, provided, that Seller may assign its rights and obligations to an Affiliate of Seller in connection with Seller’s transfer of the AIIHC Common Shares.

SECTION 10.13              Amendments.  This Agreement may be modified, amended or supplemented at any time by Purchaser, and Arch Parent and Seller.  Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

SECTION 10.14              Knowledge.  To the extent that any representation or warranty of any party hereunder is expressly qualified by reference to the knowledge of such party, such knowledge shall mean the actual knowledge of one or more of the following persons after reasonable inquiry.

(a)                                  with respect to the knowledge of Arch Parent, Seller, AIIHC and/or any of  the Subsidiaries:  Constantine Iordanou (for Arch Parent), John D. Vollaro, Peter A. Appel and Louis T. Petrillo (for Arch Parent and/or Seller) and William B. Lockhorn, Mark J. Keyser, Bruce Arneson, Joseph Timoney and Joseph King (for AIIHC and the Subsidiaries); and

(b)                                 with respect to the knowledge of Purchaser:  Bruce W. Schnitzer and John S. Struck.

SECTION 10.15              Disclosure.  The written disclosures by Seller in this Agreement or in a schedule or exhibit hereto or in any agreement, certificate or other document executed and delivered pursuant hereto of such information as is not required under the terms hereof or thereof to be disclosed herein or therein shall not effect the standards of materiality or disclosure applicable to this Agreement and the schedules and exhibits hereto or such other agreement, certificate or other document executed and delivered pursuant hereto.  Arch Parent and Seller shall have the right, at any time on or before June 7, 2004, to supplement or amend the written disclosures by Seller in the schedules attached hereto, which amended or supplemented schedules shall be deemed to have been disclosed as of the date of this Agreement.

SECTION 10.16              Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

SECTION 10.17              No Third Party Beneficiaries.  Except as otherwise expressly set forth in Article IV or in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 10.18              Specific Performance.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to any other available remedies, the other party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Stock Purchase Agreement as of the day and year first above written.

PROTECTIVE UNDERWRITING SERVICES, INC.

By:	/s/ Bruce W. Schnitzer
Name: Bruce W. Schnitzer
Title: President

ARCH CAPITAL HOLDINGS LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Director

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Executive Vice President and Chief Financial Officer

Exhibit A

Investment Guidelines of PSIC and American Independent Insurance

Exhibit B

Current Reinsurance Agreement

AMENDMENT NO. 1 TO THE
STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of July 9, 2004, by and among PROTECTIVE UNDERWRITING SERVICES, INC., a Delaware corporation (“Purchaser”), ARCH CAPITAL HOLDINGS LTD., a Bermuda company (“Seller”), and ARCH CAPITAL GROUP LTD., a Bermuda company (“Arch Parent”).

WHEREAS, Purchaser, Seller and Arch Parent entered into that certain Stock Purchase Agreement (the “Agreement”) dated as of May 13, 2004; and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.                                       Section 1.02 of the Agreement is amended to read in its entirety as follows:

“SECTION 1.02  Purchase Price.  The purchase price for the AIIHC Common Shares (the “Purchase Price”) shall consist of $45,000,000 in cash to Seller.”

2.                                       Section 4.07 of the Agreement is amended to read in its entirety as follows:

“SECTION 4.07  Consents and Conditions.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall cooperate, and use their respective reasonable best efforts to, make all filings and agree to use all reasonable best efforts to obtain any required third party and governmental consents to the transactions contemplated by this Agreement, and to cause each of the conditions and obligations of Seller and Purchaser hereunder to be satisfied.  Consistent with such provision, as soon as reasonably practicable following the Due Diligence End Date (as defined herein), Purchaser shall complete and deliver to the Offices of the Delaware, Indiana, Maryland, Ohio and Pennsylvania Insurance Departments, as applicable, the initial filings of the Form A relating to Purchaser’s purchase of the AIIHC Common Shares.  Prior to Closing, Purchaser shall respond to any written inquiry made by any such Office relating to the Form A within five (5) business days of the receipt of any such written inquiry.

(b)  Purchaser, on the one hand, and Seller, AIIHC and the Subsidiaries, on the other hand, hereby agree to mutually cooperate during any pre-Closing discussions with ratings agencies regarding AIIHC and the Subsidiaries which are deemed appropriate and reasonable by both Seller and Purchaser, including participation in meetings and providing documents as may be reasonably requested by such ratings agencies.  In furtherance of the foregoing, the parties have scheduled a meeting with A. M. Best for July 14, 2004 (such meeting, and any postponement, adjournment or continuation thereof, and any follow up proximately related thereto, referred to herein as the “Best Meeting”).  Purchaser and Seller each agree to cause their respective representatives, and Seller and Arch Parent agree to cause representatives of their applicable reinsurance affiliates and representatives of AIIHC, to attend the Best Meeting.  In connection with the Best Meeting, the parties agree to mutually cooperate to develop (i) statutory financial information and analytics for a presentation to be made at the Best Meeting, including (x) projected income statements and balance sheets for AIIHC and the Subsidiaries for 2004 and 2005 and (y) estimated Best Capital Adequacy Ratio (BCAR) calculations for 2003 and 2004, and (ii) a business plan for AIIHC and the Subsidiaries, including (v) a chart of management responsibilities, (w) a presentation of the proposed capital structure and a description of the sponsors and investors, (x) plans with regard to dividends and/or other planned reductions of, or additions to, statutory capital, (y) changes in product strategy, distribution channels or geographic coverage and (z) growth plans.”

3.                                       Section 4.08 of the Agreement is amended by adding the following provisions at the end of Section 4.08:

“(c)  On the Closing Date, Seller and Arch Parent shall cause the Current Agreement to be amended as set forth in Exhibit C to this Agreement and this amendment to the Current Agreement shall apply to the Reinsurance Agreements provided for in this Section 4.08.”

“(d)  On the Closing Date, Seller and Arch Parent shall cause the Loss Portfolio Transfer Reinsurance Agreement between American Independent Insurance and Arch Reinsurance Ltd. (the “Loss Portfolio Agreement”) to be amended as set forth in Exhibit D to this Agreement.”

4.                                       Article VI of the Agreement is amended by adding a new Section 6.07 as follows:

“SECTION 6.07  From and after the Closing, and subject to the terms and conditions of this Article VI, Arch Parent and Seller shall be liable to, and shall indemnify, protect, defend and hold harmless the Purchaser Indemnified Parties against any and all Damages sustained by any Purchaser Indemnified Party resulting from or arising out of the

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matters set forth on Schedule 6.07.  For the avoidance of doubt, such indemnification shall not be subject to the Cap or Basket.  Notice of a claim hereunder shall survive the Closing until the expiration of the applicable statute of limitations.”

5.                                       Section 7.01(d) of the Agreement is amended to read in its entirety as follows:

“(d)  by Purchaser, in writing, (i) at any time on or prior to the Due Diligence End Date (as defined herein) in the event that a Due Diligence Trigger Event (as defined herein) has occurred; “Due Diligence End Date” means reasonably promptly after the Best Meeting; “Due Diligence Trigger Event” means Purchaser reasonably believes after the Best Meeting that AIIHC’s insurance subsidiaries will receive a Best rating post-Closing of less than B+; or (ii) at any time on or prior to July 14, 2004 in the event that Purchaser and the members of AIIHC management listed on Schedule 7.01 have not entered into mutually satisfactory management agreements;”

6.                                       Section 7.01(e) of the Agreement is amended to read in its entirety as follows:

“(e)  by Seller or Purchaser, in writing, if the Closing has not occurred on or before November 15, 2004; provided, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any party whose failure, or whose Affiliate’s failure, to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such conditions to have been complied with, performed or satisfied prior to such date; and provided, further, that such date may be extended, in the sole discretion of either Seller or Purchaser, by thirty (30) days, if the sole condition to Closing that is not yet capable of being satisfied is the approval of any state insurance regulatory body;”

7.                                       Article VIII of the Agreement is amended by adding the following at the end of Article VIII:

“SECTION 8.11  Reinsurance.  Each of the Current Agreement and the Loss Portfolio Agreement shall have been amended as provided in Section 4.08(c) and (d) of this Agreement.”

8.                                       Each of Seller and Arch Parent represents and warrants to Purchaser that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Arch Parent and Seller and no other corporate proceedings on the part of Arch Parent or Seller are necessary to authorize the execution and delivery of this Amendment.

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9.                                       Purchaser represents to Seller and Arch Parent that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Amendment.

10.                                 Following execution of this Amendment, all references to the Agreement appearing in the Agreement or in any ancillary document shall mean the Agreement as amended by this Amendment.

11.                                 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Amendment as of the day and year first above written.

PROTECTIVE UNDERWRITING SERVICES, INC.

By:	/s/ John Struck
Name: John Struck
Title: Vice President

ARCH CAPITAL HOLDINGS LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Director

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Executive Vice President and Chief Financial Officer

AMENDMENT NO. 2 TO THE
STOCK PURCHASE AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of July 13, 2004, by and among PROTECTIVE UNDERWRITING SERVICES, INC., a Delaware corporation (“Purchaser”), ARCH CAPITAL HOLDINGS LTD., a Bermuda company (“Seller”), and ARCH CAPITAL GROUP LTD., a Bermuda company (“Arch Parent”).

WHEREAS, Purchaser, Seller and Arch Parent entered into that certain Stock Purchase Agreement, dated as of May 13, 2004, as amended by Amendment No. 1 to the Stock Purchase Agreement, dated as of July 9, 2004 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Section 7.01(d) of the Agreement is amended to read in its entirety as follows:

“(d)  by Purchaser, in writing, (i) at any time on or prior to the Due Diligence End Date (as defined herein) in the event that a Due Diligence Trigger Event (as defined herein) has occurred; “Due Diligence End Date” means reasonably promptly after the Best Meeting; “Due Diligence Trigger Event” means Purchaser reasonably believes after the Best Meeting that AIIHC’s insurance subsidiaries will receive a Best rating post-Closing of less than B+; or (ii) at any time on or prior to July 16, 2004 in the event that Purchaser and the members of AIIHC management listed on Schedule 7.01 have not entered into mutually satisfactory management agreements;”

2.                                       Each of Seller and Arch Parent represents and warrants to Purchaser that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Arch Parent and Seller and no other corporate proceedings on the part of Arch Parent or Seller are necessary to authorize the execution and delivery of this Amendment.

3.                                       Purchaser represents to Seller and Arch Parent that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Amendment.

4.                                       Following execution of this Amendment, all references to the Agreement appearing in the Agreement or in any ancillary document shall mean the Agreement as amended by this Amendment.

5.                                       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Amendment as of the day and year first above written.

PROTECTIVE UNDERWRITING SERVICES, INC.

By:	/s/ John Struck
Name: John Struck
Title: Vice President

ARCH CAPITAL HOLDINGS LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Director

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Executive Vice President and Chief Financial Officer

AMENDMENT NO. 3 TO THE
STOCK PURCHASE AGREEMENT

AMENDMENT NO. 3 (this “Amendment”), dated as of July 16, 2004, by and among PROTECTIVE UNDERWRITING SERVICES, INC., a Delaware corporation (“Purchaser”), ARCH CAPITAL HOLDINGS LTD., a Bermuda company (“Seller”), and ARCH CAPITAL GROUP LTD., a Bermuda company (“Arch Parent”).

WHEREAS, Purchaser, Seller and Arch Parent entered into that certain Stock Purchase Agreement, dated as of May 13, 2004, as amended (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.                                       Section 7.01(d) of the Agreement is amended to read in its entirety as follows:

“(d)  by Purchaser, in writing, (i) at any time on or prior to the Due Diligence End Date (as defined herein) in the event that a Due Diligence Trigger Event (as defined herein) has occurred; “Due Diligence End Date” means reasonably promptly after the Best Meeting; “Due Diligence Trigger Event” means Purchaser reasonably believes after the Best Meeting that AIIHC’s insurance subsidiaries will receive a Best rating post-Closing of less than B+; or (ii) at any time on or prior to July 23, 2004 in the event that Purchaser and the members of AIIHC management listed on Schedule 7.01 have not entered into mutually satisfactory management agreements;”

2.                                       Each of Seller and Arch Parent represents and warrants to Purchaser that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Arch Parent and Seller and no other corporate proceedings on the part of Arch Parent or Seller are necessary to authorize the execution and delivery of this Amendment.

3.                                       Purchaser represents to Seller and Arch Parent that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Amendment.

4.                                       Following execution of this Amendment, all references to the Agreement appearing in the Agreement or in any ancillary document shall mean the Agreement as amended by this Amendment.

5.                                       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Amendment as of the day and year first above written.

PROTECTIVE UNDERWRITING SERVICES, INC.

By:	/s/ John Struck
Name: John Struck
Title: Vice President

ARCH CAPITAL HOLDINGS LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Director

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Executive Vice President and Chief Financial Officer

AMENDMENT NO. 4 TO THE
STOCK PURCHASE AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of July 28, 2004, by and among PROTECTIVE UNDERWRITING SERVICES, INC., a Delaware corporation (“Purchaser”), ARCH CAPITAL HOLDINGS LTD., a Bermuda company (“Seller”), and ARCH CAPITAL GROUP LTD., a Bermuda company (“Arch Parent”).

WHEREAS, Purchaser, Seller and Arch Parent entered into that certain Stock Purchase Agreement, dated as of May 13, 2004, as amended (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.                                       ARTICLE II of the Agreement is amended by adding a new Section 2.30 as follows:

“SECTION 2.30  Payments to AIIHC Management.  Schedule 2.30 sets forth the amounts of cash payments to be paid by Arch Parent, Seller or any of their Affiliates to current and former employees, officers and directors of AIIHC or the Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement (whether or not the arrangement is set forth in Schedule 2.09(g)).”

2.                                       ARTICLE IV of the Agreement is amended by adding a new Section 4.14 as follows:

“SECTION 4.14  Capital Contribution.  Arch Parent hereby agrees it shall cause Seller to and Seller hereby agrees that it shall make a capital contribution to AIIHC in the amount of $350,000 on or prior to the Closing Date.”

3.                                       Section 7.01(d) of the Agreement is amended to read in its entirety as follows:

“(d)  by Purchaser, in writing, (i) at any time on or prior to the Due Diligence End Date (as defined herein) in the event that a Due Diligence Trigger Event (as defined herein) has occurred; “Due Diligence End Date” means July 23, 2004; “Due Diligence Trigger Event” means Purchaser reasonably believes after the Best Meeting that AIIHC’s insurance subsidiaries will receive a Best rating post-Closing of less than B+; or (ii) at any time on or prior to July 30, 2004 in the event that

Purchaser and the members of AIIHC management listed on Schedule 7.01 have not entered into mutually satisfactory management agreements;”

4.                                       ARTICLE VIII of the Agreement is amended by adding a new Section 8.12 as follows:

“SECTION 8.12  Completion of Capital Contribution.  The capital contribution by Seller to AIIHC in the amount of $350,000, pursuant to Section 4.14, shall have been made.”

5.                                       Each of Seller and Arch Parent represents and warrants to Purchaser that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Arch Parent and Seller and no other corporate proceedings on the part of Arch Parent or Seller are necessary to authorize the execution and delivery of this Amendment.

6.                                       Purchaser represents to Seller and Arch Parent that (i) it has the requisite corporate power and authority to execute and deliver this Amendment and (ii) the execution and delivery of this Amendment has been duly authorized and approved by all necessary corporate action of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Amendment.

7.                                       Following execution of this Amendment, all references to the Agreement appearing in the Agreement or in any ancillary document shall mean the Agreement as amended by this Amendment.

8.                                       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Amendment as of the day and year first above written.

PROTECTIVE UNDERWRITING SERVICES, INC.

By:	/s/ John Struck
Name: John Struck
Title: Vice President

ARCH CAPITAL HOLDINGS LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Director

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Name: John D. Vollaro
Title: Executive Vice President and Chief Financial Officer